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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                           West Bancorporation, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                         [LOGO FOR WEST BANCORPORATION]

                            WEST BANCORPORATION, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 15, 2004

To the Shareholders of West Bancorporation, Inc.:

You are cordially invited to attend the Annual Shareholders' Meeting of West Bancorporation, Inc. to be held in the conference room at the headquarters of the Iowa Independent Bankers, located at 1603 22nd Street, Suite 202, West Des Moines, Iowa, on Thursday, April 15, 2004, at 4:30 p.m., for the following purposes:

     1. To elect a Board of Directors to serve until the next Annual Meeting and until their successors are elected and have qualified; and

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

In addition, we will report to you on the business and results of operations for 2003. The 2003 summary annual report and appendix to the proxy statement, including financial statements, are enclosed for your information.

The Board of Directors of the Company has fixed the close of business on February 6, 2004, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting and at any and all adjournments thereof. A list of such shareholders will be maintained at the offices of West Bancorporation, Inc., at 1601 22nd Street, West Des Moines, Iowa, during the ten-day period preceding the Annual Meeting.

This proxy statement is longer this year because of the adoption of various committee charters and policies to comply with new corporate governance rules adopted by NASDAQ and the Securities and Exchange Commission.

TO ENSURE YOUR REPRESENTATION AT THE MEETING, THE BOARD OF DIRECTORS REQUESTS THAT YOU MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. REGARDLESS OF THE SIZE OF YOUR INVESTMENT, YOUR VOTE IS IMPORTANT. A PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION IS APPRECIATED. WE HOPE YOU WILL BE ABLE TO ATTEND THE MEETING IN PERSON.

                                 By Order of the Board of Directors

                                 /s/ Thomas E. Stanberry
                                 -----------------------------------------------
                                 Thomas E. Stanberry
                                 Chairman, President and Chief Executive Officer

March 3, 2004

                            WEST BANCORPORATION, INC.
                                1601 22nd Street
                            West Des Moines, IA 50266

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                          To Be Held on April 15, 2004

This Proxy Statement is furnished to shareholders of West Bancorporation, Inc., an Iowa corporation, (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on Thursday, April 15, 2004, at 4:30 o'clock p.m., local time, in the conference room at the headquarters of the Iowa Independent Bankers at 1603 22nd Street, Suite 202, West Des Moines, Iowa, and at any adjournment or postponement thereof (the "Meeting"). This Proxy Statement and form of Proxy enclosed herewith are first being sent to the shareholders of the Company entitled thereto on or about March 3, 2004.

Only shareholders of record at the close of business on February 6, 2004, are entitled to notice of and to vote at the Meeting. There were 16,060,271 shares of the Company's Common Stock (the "Common Stock") outstanding at the close of business on that date, all of which will be entitled to vote at the Meeting. The presence, in person or by proxy, of the holders of a majority of such outstanding shares is necessary to constitute a quorum for the transaction of business at the Meeting. Holders of the shares of Common Stock are entitled to one vote per share standing in their names on the record date on all matters to properly come before the Meeting. If the holder of shares abstains from voting on any matter, or if shares are held by a broker which has indicated that it does not have discretionary authority to vote on a particular matter, those shares will be considered to be present for the purpose of determining whether a quorum is present, but will not be counted as votes cast with respect to any matter to come before the Meeting and will not affect the outcome of any matter.

If the accompanying Proxy is properly signed and returned and is not withdrawn or revoked, the shares represented thereby will be voted in accordance with the instructions indicated thereon. If the manner of voting such shares is not indicated on the Proxy, the shares will be voted FOR the election of the nominees for directors named herein. Election of any nominee for director will require the affirmative vote of a majority of those shares voting at the Meeting in person or by proxy.

The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company, without extra compensation, by telephone, e-mail, facsimile or personal contact. It will greatly assist the Company in limiting expense in connection with the Meeting if any shareholder who does not expect to attend the Meeting in person will return a signed Proxy promptly.

A shareholder may revoke his or her Proxy at any time prior to the exercise thereof by filing with the Secretary of the Company at the Company's principal office at 1601 22nd Street, West Des Moines, Iowa 50266, Attn: Secretary, either a written revocation of the Proxy or a duly executed Proxy bearing a later date. A shareholder may also withdraw the Proxy by attending the Meeting and voting in person. Attendance at the Meeting without voting in person will not serve as the revocation of a Proxy.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of eleven members. Two long-time directors, David L. Miller and Raymond G. Johnston have decided to retire for personal reasons. The term for the persons elected as directors is until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified or until their earlier resignation, removal from office, death or incapacitation.

The By-laws of the Company provide that the number of directors of the Company shall not be less than five and not greater than 15. The Board has currently set the size for 2004 at nine members.

The Board of Directors recommends a vote FOR the nominees listed in the table on the next page.

Proxies in the accompanying form will be voted FOR the election of these individuals, unless contrary instructions are given thereon. If any nominee or nominees shall become unavailable for election, it is intended that the proxies will be voted for the election of the substitute nominees as the Board of Directors may propose. Any shareholder has the option to withhold authority to vote for all nominees for directors, or to withhold authority to vote for individual nominees for directors. The effect on the election of directors of casting votes against nominees or of withholding authority to vote for nominees is that the shareholder is considered present at the meeting and considered for meeting quorum requirements, but the vote is not a vote in favor of the nominee for purposes of determining whether the nominee has received the favorable vote of a majority of shares present at the meeting needed for the election.

Information concerning the nominees for election, including their age, year first elected a director and business experience of each during the previous five years as of February 6, 2004, is set forth in the following table. Each of the nominees is currently serving as a director of the Company and all nominees, except Mr. Crowley, also serve as a director of West Bank ("Bank"). Of the nominees, only Mr. Milligan and Mr. Stanberry are currently serving as directors of WB Capital Management Inc.

                                    NOMINEES

                                       Has Served
       Name                           as a Director                         Position with company and its
      (Age)                               Since                       Subsidiaries and/or Principal Occupation
-------------------                   ------------                   ---------------------------------------------------
Frank W. Berlin                          1995                        President, Frank W. Berlin & Associates,
 (Age 58)                                                            West Des Moines, Iowa

Steven G. Chapman                        1994                        President and Chief Executive Officer,
 (Age 52)                                                            ITAGroup, Inc., West Des Moines, Iowa

Michael A. Coppola                       1996                        President, Coppola Enterprises, Inc.,
 (Age 47)                                                            Des Moines, Iowa

Orville E. Crowley                       1984                        President and Chief Operating Officer,
 (Age 77)                                                            Linden Lane Farms Company, Cumming, Iowa

David R. Milligan                        2002                        Executive Vice President of Company;
 (Age 56)                                                            Director, Chairman and Chief Executive Officer
                                                                     of the Bank
                                                                     Director of WB Capital Management Inc.

Robert G. Pulver                         1984                        Chairman, President and CEO,
 (Age 56)                                                            All State Industries, Inc., West Des Moines, Iowa

Thomas E. Stanberry                      2003                        Chairman, President and Chief Executive
 (Age 49)                                                            Officer of Company
                                                                     Vice Chairman of the Bank
                                                                     Chairman of WB Capital Management Inc.

Jack G. Wahlig                           2001                        President, Integrus Financial, L.C.,
 (Age 71)                                                            West Des Moines, Iowa

Connie Wimer                             1985                        Owner/Publisher, Business Publications Corporation
 (Age 71)                                                            Des Moines, Iowa

In addition to the positions listed above, the nominees were employed in the following capacities during the past five years. Prior to 2002, David R. Milligan served as Executive Vice President and General Counsel of the Bank. His employment began in 1980. Mr. Stanberry joined the Company effective March 1, 2003. Prior to 2003, Mr. Stanberry served in a variety of capacities with U.S. Bancorp Piper Jaffray, most recently as Managing Director. Connie Wimer served as President of Iowa Title Company until her retirement in November 2001.

None of the above nominees hold a directorship in any other company with a class of securities registered pursuant to Section 12 or subject to Section 15(d) of the Securities Exchange Act or registered as an investment company under the Investment Company Act of 1940.

                 BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

During 2003, and until the Annual Shareholders' Meeting on April 15, 2004, the Board of Directors was and will be comprised of eleven (11) members. Pursuant to NASD Rule 4200(a)(15), the Board has made an affirmative determination that the following members of the Board of Directors are "independent" within the meaning of such rule: Frank W. Berlin, Steven G. Chapman, Michael A. Coppola, Orville E. Crowley, Robert G. Pulver, Jack G. Wahlig and Connie Wimer. The Board of Directors does not consider the relationship between the Company and Michael A. Coppola (as further described hereinafter under the heading "Loans to Directors and Officers and Other Transactions With Directors and Officers") to be material to either party, and therefore considers Mr. Coppola to be an independent director of the Company. As such, and pursuant to NASD Rule 4350(c)(1), a majority of the members of the Board of Directors and all of the members of the Audit Committee are "independent" as so defined. Subsequent to the annual meeting, the Board will be comprised of nine (9) members, the majority of which shall be "independent." Both West Bank and WB Capital Management Inc. are "controlled companies" within the meaning of NASD Rule 4350(c)(5) and are therefore exempt from the requirements of NASD Rule 4350(c). The Board of Directors holds regular quarterly meetings and held four such meetings during 2003. The Board of Directors also held five special meetings during 2003. It is a requirement of the Board that each member of the Board of Directors attend at least 75% of the scheduled meetings and, during 2003, each of the directors of the Company attended at least 75% of all meetings of the Board of Directors and meetings of committees to which such director was appointed. All of the members of the Board of Directors attended last year's Annual Shareholders' Meeting.

The Board of Directors has established the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee as standing committees of the Board of Directors. Additional information concerning each of the committees and the directors serving on them are described below.

The Audit Committee consists of Jack G. Wahlig, as Chairperson, Michael A. Coppola and Connie Wimer, all of whom are independent directors under criteria established by the Securities and Exchange Commission and NASDAQ. Based on the attributes, education and experience requirements required by NASD Rule 4350(d)(2)(A), the requirements set forth in Section 407 of the Sarbanes-Oxley Act of 2002 and associated regulations, the Board of Directors has identified Jack G. Wahlig as an "Audit Committee Financial Expert" as defined under Item 401(h) of Regulation S-K, and has determined him to be "independent." The Audit Committee recommends independent auditors to the board, reviews with the independent auditors the plan, scope and results of the auditors' services, approves their fees and reviews the Company's financial reporting and internal control functions. The Audit Committee also performs the duties set forth in its written charter which has been updated to reflect new legal requirements and has been adopted by the Board of Directors. A copy of the charter is attached to this Proxy Statement as Exhibit A. The committee is also prepared to meet privately at any time at the request of the independent public accountants or members of management to review any special situation arising on any of the above subjects. Reference is made to the "Report of the Audit Committee". The Audit Committee met four times during 2003. None of the Audit Committee members serve on any other audit committee of a listed company.

The Compensation Committee consists of Connie Wimer, as Chairperson, Frank W. Berlin, Orville E. Crowley and Robert G. Pulver, all of whom are independent directors under criteria established by the Securities and Exchange Commission and NASDAQ. The Compensation Committee reviews the Company's compensation and benefit policies, including the individual salaries of the executive officers and makes recommendations to the Board of Directors as to the salary of the Chief Executive Officer. The Compensation Committee also performs the duties set forth in its written charter which was adopted by the Board of Directors. A copy of the charter is attached to this Proxy Statement as Exhibit B. During 2003, the Committee was also involved in the hiring of the Company's Chairman, President and Chief Executive Officer, Thomas E. Stanberry. Reference is made to the "Report of the Compensation Committee". The Compensation Committee met three times during 2003.

The Company's Nominating and Corporate Governance Committee was established during late 2003. The Committee consists of Robert G. Pulver, as Chairperson, Frank W. Berlin and Steven G. Chapman, all of whom are independent directors under criteria established by the Securities and Exchange Commission and NASDAQ. During 2003, the Nominating and Corporate Governance Committee met one time. This committee makes recommendations to the Board of Directors regarding the composition and structure of the Board, nominations for elections of Directors and policies and processes regarding principles of corporate governance in order to ensure the Board's compliance with its fiduciary duties to the Company and its shareholders. This committee recommended to the Board the director-nominees proposed in this Proxy Statement for election by the shareholders. It reviews the qualifications of, and recommends to the Board, candidates to fill Board vacancies if any were to occur during the year. The Nominating and Corporate Governance Committee also performs the duties set forth in its written charter which was adopted by the Board of Directors. A copy of the charter is attached to this Proxy Statement as Exhibit C. This Committee will consider, as part of its nomination process, any director candidate recommended by a shareholder of the Company who follows the procedures shown under the heading "2005 Shareholder Proposals". The Nominating and Corporate Governance Committee (the "Committee") follows the processes below when identifying and evaluating nominees to the Company's board of directors:

Procedures for identifying candidates:

a)   Review current directors of the Company.

b)   Review current directors of the Company's banking subsidiary, West Bank.

c)   Solicit input from existing directors and executive officers.

d)   Review submissions from shareholders, if any.

The following criteria will be considered when evaluating nominee candidates:

a)   Composition

     The Board should be composed of:

     1. Directors chosen with a view to bringing to the Board a variety of experiences and backgrounds.

     2. Directors who have high level managerial experience or are accustomed to dealing with complex problems.

     3. Directors who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies, while also taking into consideration the overall composition and needs of the Board.

     4. A majority of the Board's directors shall be independent directors under the criteria for independence required by the SEC and NASDAQ.

b)   Selection Criteria

     In considering possible candidates for election as an outside director, the Committee and other directors should be guided by the foregoing general guidelines and by the following criteria:

     1. Each director should be an individual of the highest character and integrity, have experience at or demonstrated understanding of strategy/policy-setting and a reputation for working constructively with others.

     2. Each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director.

     3. Each director should be free of any conflict of interest which would interfere with the proper performance of the responsibilities of a director.

     4. The Chief Executive is expected to be a director. Other members of senior management may be considered, but Board membership is not necessary or a prerequisite to a higher management position.

The directors of the Company were not paid a fee by the Company during 2003. Directors of the Company who also served as directors of the Bank received fees during 2003 of $350 for each meeting attended (ten meetings held) plus $2,400 per year, $400 for loan committee meetings attended and $300 for other committee meetings attended. A new compensation schedule was adopted to begin in 2004. Company directors will receive an annual retainer of $2,400 plus $400 per meeting (board and committee) with the exception of the Audit Committee which will be $500 per meeting. If the Audit Committee meeting is on the same day as a regular board meeting, the fee paid directors attending the Audit Committee and attending the board meeting would be a total of $500. Company directors also serving as Bank directors will be compensated for serving on the Bank board under the same fee schedule in effect during 2003. Directors who are also officers of the Company do not receive director's fees.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND EXECUTIVE OFFICERS

The following table sets forth the shares of Common Stock of the Company (the "Common Stock") beneficially owned as of February 6, 2004, by each director of the Company, each executive officer listed in the Summary Compensation Table and by all directors and executive officers (including the named executive officers) as a group.

                                      Shares Beneficially            Percent of Total
             Name                         Owned (1) (2)             Shares Outstanding
--------------------------------      ------------------            ------------------
Frank W. Berlin                             32,500                          *
Steven G. Chapman                           15,000                          *
Michael A. Coppola                          22,500                          *
Orville E. Crowley (3)                     120,870                          *
Raymond G. Johnston (4)                     29,542                          *
David L. Miller (5)                        634,630                        3.95%
David R. Milligan                           24,300                          *
Robert G. Pulver (6)                        66,076                          *
Thomas E. Stanberry (7)                      7,800                          *
Jack G. Wahlig                                   -                          *
Connie Wimer                                27,800                          *
Douglas R. Gulling                           2,200                          *
Sharen K. Surber                            27,500                          *
Brad L. Winterbottom                         7,614                          *
Executive officers and directors
as a group (15 persons)                  1,130,948                        7.04%

* Indicates less than 1% ownership of outstanding shares.

(1) Shares "beneficially owned" include shares owned by or for, among others, the spouse and/or minor children of the named individual and any other relative who has the same home as such individual, as well as other shares with respect to which the named individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the shares.

(2) Except as otherwise indicated in the following notes, each named individual owns his or her shares directly, or indirectly through a self-directed IRA or the Company's profit sharing plan, and has sole investment and voting power with respect to such shares.

(3) Mr. Crowley disclaims any beneficial ownership of 270,000 shares held in his spouse's name.

(4) Mr. Johnston disclaims any beneficial ownership of 11,700 shares held in his spouse's name.

(5) Mr. Miller disclaims any beneficial ownership of 103,500 shares held in his spouse's name.

(6) Mr. Pulver disclaims any beneficial ownership of 6,000 shares held in his spouse's name.

(7) Mr. Stanberry disclaims any beneficial ownership of 350 shares held in his spouse's name.

OTHER BENEFICIAL OWNERS

The following table sets forth certain information on each person who is known to the Company to be the beneficial owner as of February 6, 2004, of more than five percent of the Common Stock.

                                Shares Beneficially        Percent of Total
Name and Address                       Owned              Shares Outstanding
----------------------          -------------------       ------------------
The Jay Newlin Trust                  945,082                    5.88%
6165 NW 86th St., #114
Johnston, IA 50131

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and executive officers and persons who own more than 10 percent of the Company's Common Stock file initial reports of ownership and reports of changes of ownership with the Securities and Exchange Commission and NASDAQ. Reporting persons are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received or written representations that no other reports were required, the Company believes that all of the applicable filing requirements were satisfied by the officers and directors during 2003.

                             EXECUTIVE COMPENSATION

The following table sets forth all compensation earned or paid to the six most highly compensated executive officers for services rendered in the fiscal years ended December 31, 2003, 2002 and 2001. All compensation was paid by the Bank for services rendered as executive officers of the Bank, except Thomas E. Stanberry, who was compensated by the Company. No compensation was paid by the Company to any of the other named executive officers, except Mr. Gulling for compensation in the year 2001. Bonus amounts are shown in the year accrued.

                           SUMMARY COMPENSATION TABLE

                     Name
                  and Current                                  Base                       All Other
                   Position                         Year      Salary      Bonus (1)    Compensation (2)
-----------------------------------------------     ----     --------     ---------    ----------------
Thomas E. Stanberry, Chairman, President and        2003     $166,667     $ 136,666        $ 85,336
Chief Executive Officer of the Company, Vice        2002            -             -               -
Chairman of the Bank and Chairman of WB Capital     2001            -             -               -
Management Inc.

David L. Miller, Chairman Emeritus of the           2003     $108,000     $   2,160        $ 17,316
Company (3)                                         2002      106,295       336,909          17,656
                                                    2001      126,000       455,020          16,496

David R. Milligan, Executive Vice President         2003     $174,000     $  35,780        $ 18,059
of the Company, Chairman and Chief                  2002      167,000        26,140          16,886
Executive Officer of the Bank and                   2001      142,000        17,840          14,462
Director of WB Capital Management Inc.

Brad L. Winterbottom, President of the              2003     $168,000     $  34,610        $ 17,019
Bank and Director of the Bank and                   2002      163,000        19,860          19,509
WB Capital Management Inc.                          2001      157,500        18,150          15,884

Douglas R. Gulling, Chief Financial Officer         2003     $125,000     $  27,500        $ 12,708
of the Company and the Bank and Director and        2002       92,500        31,850              54
Treasurer of WB Capital Management Inc.             2001       14,167           283               -

Sharen K. Surber, Executive Vice President          2003     $104,000     $  21,780        $ 10,687
of the Bank                                         2002      101,000        13,220          10,371
                                                    2001       98,000         9,960          10,061

(1) Includes a holiday bonus equal to two percent of annual salary which is paid to all officers and employees.

(2) Consists entirely of contributions made by the Company on behalf of the named executive officer to the Company's 401(k) Profit Sharing Plan except for the following amounts for 2003, 2002 and 2001, respectively, which represent premiums on group term life insurance coverage: Stanberry - $51, $0 and $0; Miller - $74, $467 and $486; Milligan - $640, $604 and $254;
     Winterbottom - $212, $203 and $130; Gulling - $207, $54 and $0; and Surber
     - $279, $263 and $253; and relocation expense reimbursements of $85,285 in 2003 for Stanberry.

(3) Mr. Miller served as Chairman, President and Chief Executive Officer of the Company throughout 2002. His retirement became effective on February 28, 2003.

                      REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors reviews the Company's compensation and benefit policies, including the individual salaries of the executive officers, and submits recommendations to the Board of Directors.

Executive Officer Compensation

The Compensation Committee has established a compensation program consisting of an annual base salary and the opportunity to earn incentive compensation. The base salaries are intended to be competitive and consistent with amounts paid to executives performing similar functions in comparable companies. The incentive compensation is contingent upon the attainment of targeted net income and personal performance objectives established early in the year.

Chief Executive Officer Compensation

The compensation arrangement for Mr. Thomas E. Stanberry was comprised of a base salary of $200,000 plus a bonus. Mr. Stanberry was paid a salary of $166,667 in 2003, which represented ten months of salary at an annual rate of $200,000. A bonus of $133,333 was accrued in 2003 and will be paid to him in 2004. In 2004, Mr. Stanberry's bonus will be based upon the attainment of certain financial performance goals as determined by the Compensation Committee.

The compensation arrangement for Mr. David L. Miller, Chief Executive Officer of the Company until his retirement in February 2003, was comprised of a salary of $108,000 per year that is part of a lifetime employment agreement entered into between the Bank and Mr. Miller in 2000. A second component was an incentive payment equal to 2% of the net income of the Bank for the year 2002, payable in 2003. This was paid to Mr. Miller in 2003 and amounted to $334,783. In years subsequent to 2002, the incentive component is no longer in effect.

The Compensation Committee of the Company believes the Chief Executive Officer and other executive officers of the Company and the Bank receive appropriate compensation for their responsibilities and the resulting financial performance of the Company.

The undersigned members of the Compensation Committee have submitted this report.

                              Connie Wimer, Chair
                              Frank W. Berlin
                              Orville E. Crowley
                              Robert G. Pulver

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are set forth in the preceding section. There are no members of the Compensation Committee who were officers or employees of the Company, West Bank or WB Capital Management Inc. during the fiscal year, who were previously officers or employees of the Company, West Bank or WB Capital Management Inc., or had any relationship otherwise requiring disclosure hereunder.

EMPLOYMENT CONTRACTS

The executive officers named in the Summary Compensation Table, with the exception of Mr. Miller and Mr. Stanberry, have entered into employment contracts with the Bank. The provisions are similar for each executive, except for salary which is shown in the table above, and call for compensation in the event of a change in control of up to two year's salary, compensation in certain cases of termination by the Company and by the executive, and an agreement by the executive not to compete against the Company during the term of the executive's employment and for a period of one year after termination of the agreement, in the event of voluntary termination by the employee. The term of the individual contracts ranges from one to three years.

EMPLOYMENT AGREEMENTS

Mr. Stanberry's employment arrangement is covered under an employment agreement with the Company whereby, in exchange for his service, he receives an initial base salary of $200,000 per year, with an annual review by the Board. In addition, under the agreement, Mr. Stanberry is eligible to receive an annual incentive payment, with the amount and criteria to be determined at the discretion of the Board, and is eligible to participate in the Company's employee benefit plans and will receive reimbursement for club memberships. The annual incentive payment for 2003 was $133,333. The agreement is for a three-year period and is renewable on an annual basis for a three-year period. The agreement calls for compensation in the event of a change in control equal to three times the base salary plus the most recent annual incentive payment, compensation in certain cases of termination by the Company and by Mr. Stanberry, and an agreement by Mr. Stanberry not to compete against the Company during the term of his employment and for a period of one year after termination of the agreement, in the event of voluntary termination by the employee.

Mr. Miller's employment arrangement is covered under an employment agreement with the Bank whereby, in exchange for advisory services, he receives compensation of $108,000 per year, indexed for inflation. In addition, under the agreement, Mr. Miller is entitled to certain other benefits including health care insurance, club memberships, a company car every two years, not to exceed a cost of $30,000, trust services provided by the Bank, and legal and accounting services up to a cost of $10,000 annually. The agreement continues until the death of Mr. Miller unless terminated by the Bank for material breach by Mr. Miller or in the event he is convicted of a felony or by Mr. Miller for material breach by the Bank. For the year 2002, the agreement also called for Mr. Miller to receive incentive compensation equal to 2% of the net income of the Bank. In years subsequent to 2002, the incentive component is no longer effective.

EMPLOYEE BENEFIT PLANS

The Company sponsors a 401(k) profit sharing plan covering substantially all of its employees. The plan was originally established as a profit sharing plan effective January 1, 1965. It was amended to add 401(k) provisions as of April 15, 2000. The plan allows for employee contributions that are employer matched up to certain levels. The plan provides for profit sharing contributions as the Board of Directors determines annually.

LOANS TO DIRECTORS AND OFFICERS AND OTHER TRANSACTIONS WITH DIRECTORS AND
OFFICERS

Certain directors and executive officers of the Company, their associates or members of their families, were customers of, and have had transactions with, the Bank from time to time in the ordinary course of business, and additional transactions may be expected to take place in the ordinary course of business in the future. All loans and commitments included in such transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of management of the Company, such loan transactions do not involve more than the normal risk of collectability or present other unfavorable features.

The Bank leases two branch facilities from a company that is 33 1/3% owned by Mr. Coppola. Mr. Coppola also serves as the president of the lessor. Annual lease payments on those two branch facilities totaled approximately $153,000 for 2003. One lease expires in 2004 and the other expires in 2018. Both leases contain options to renew for up to 25 additional years. Terms of the leases were consummated prior to Mr. Coppola being named a director in 1996.

Said transactions referred to in the two immediately preceding paragraphs are hereby disclosed under Regulation S-K, Item 404. To that end, and pursuant to NASD Rule 4350(h), the Audit Committee has conducted an appropriate review of these transactions for conflict of interest situations and has approved same.

                          STOCK PRICE PERFORMANCE GRAPH

The following performance graph provides information regarding cumulative, five-year return on an indexed basis of the Common Stock as compared with the NASDAQ - Total US Index and the SNL Midwest Bank Index prepared by SNL Financial L.C. of Charlottesville, Virginia. The latter index reflects the performance of bank holding companies operating principally in the Midwest as selected by SNL Financial. The indexes assume the investment of $100 on December 31, 1998 in the Common Stock, the NASDAQ - Total US Index and the SNL Midwest Bank Index, with all dividends reinvested. The Company's stock price performance shown in the following graph is not indicative of future stock price performance.

                       [WEST BANCORPORATION, INC. GRAPH]

                                                            PERIOD ENDING
                               -------------------------------------------------------------------------
INDEX                          12/31/98        12/31/99    12/31/00     12/31/01    12/31/02    12/31/03
--------------------------------------------------------------------------------------------------------
West Bancorporation, Inc.       100.00           96.71       85.39        95.76      128.66      152.03
NASDAQ - Total US               100.00          185.95      113.19        89.65       61.67       92.90
SNL Midwest Bank Index          100.00           78.57       95.15        97.24       93.80      120.07

*Source: SNL Financial LC, Charlottesville, VA. Used with permission. All rights reserved.

                          REPORT OF THE AUDIT COMMITTEE

The incorporation by reference of this Proxy Statement into any document filed with the Securities and Exchange Commission by West Bancorporation, Inc. shall not be deemed to include the following report unless such report is specifically stated to be incorporated by reference into such document.

The Audit Committee of the Board of Directors hereby reports as follows:

     1. The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2003 (the "Audited Financial Statements") with the Company's management.

     2. The Audit Committee has discussed with McGladrey & Pullen, LLP, the Company's independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 and No. 90(Communication with Audit Committees), as in effect on the date of this Proxy Statement.

     3. The Audit Committee has received the written disclosures and the letter from McGladrey & Pullen, LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as in effect on the date of this Proxy Statement, and has discussed with McGladrey & Pullen, LLP its independence.

     4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board has approved, that the Audited Financial Statements be included in West Bancorporation, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

     5. The Board has adopted a new Audit Committee Charter, attached to this Proxy Statement as Exhibit A.

     6. The Audit Committee has reviewed and approved all related party transactions between directors and the Company.

The undersigned members of the Audit Committee have submitted this report.

                              Jack G. Wahlig, Chair
                              Michael A. Coppola
                              Connie Wimer

           REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee ("Nominating Committee") evaluated the current board membership and concluded all were capable and effectively contributing to the responsibilities expected of them as directors of West Bancorporation, Inc. The Nominating Committee then contacted each director to determine their personal desire to stand for re-election. In doing so, Mr. Miller and Mr. Johnston each indicated it was his desire to retire from the Board at the completion of his term for personal reasons. The Nominating Committee concluded that the remaining members of the current board would be nominated for election to the Board of Directors of West Bancorporation, Inc. at the annual shareholders' meeting on April 15, 2004. The Nominating Committee decided not to select additional nominees for the Board and determined that the composition and size of the Board was sufficient.

The undersigned members of the Nominating and Corporate Governance Committee have submitted this report.

                             Robert G. Pulver, Chair
                             Frank W. Berlin
                             Steven G. Chapman

                         INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors of the Company, at the recommendation of the Audit Committee, has approved the accounting firm of McGladrey & Pullen, LLP, independent certified public accountants, as the principal accountant for the Company. McGladrey & Pullen, LLP, will conduct the audit examination of the Company and its subsidiaries for 2004. McGladrey & Pullen, LLP was also the principal accountant and performed the audit in 2003.

A representative from McGladrey & Pullen, LLP is expected to be present at the Annual Meeting of shareholders. He will have the opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions from shareholders.

AUDIT FEES

The following table presents fees for professional audit services rendered by McGladrey & Pullen, LLP for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2003 and 2002, and fees billed for other services rendered by McGladrey & Pullen, LLP and its associated entity RSM McGladrey, Inc.:

                                        ------------------------
                                          2003            2002
                                        ------------------------
Audit fees (1)                          $ 74,700        $ 95,950
Audit related fees (2)                     5,910               -
Tax fees (3)                              13,235          10,800
All other fees (4)                         4,215           5,450
                                        --------        --------
Total                                   $ 98,060        $112,200
                                        ========        ========

     (1) Audit Fees represent fees for professional services provided for the audit of the Company's annual financial statements and review of the Company's quarterly financial statements in connection with the filing of current and periodic reports.

     (2) Audit-Related Fees represent consultations in connection with acquisitions.

     (3) Tax Fees represent fees for professional services related to tax compliance, which included preparation of tax returns and tax advice regarding acquisitions.

     (4) All other fees represent services provided for the edgarization of periodic reports.

Independence:

The Audit Committee has considered whether the non-audit services provided by McGladrey & Pullen, LLP and its associated entity RSM McGladrey, Inc. to West Bancorporation, Inc. are compatible with maintaining the independence of McGladrey & Pullen, LLP and concluded that the independence of McGladrey & Pullen, LLP is not compromised by the provision of such services.

The Audit Committee pre-approves all auditing services and permitted non-audit services, including the fees and terms of those services, to be performed for the Company by its independent auditor prior to engagement.

                           STOCKHOLDER COMMUNICATIONS

The Company provides for a process for stockholders to send communications to the Board of Directors. Stockholders may send communications to the Board of Directors by contacting the Company's Chief Financial Officer in one of the following ways:

          -    In writing at 1601 22nd Street, Suite 209, West Des Moines, IA
               50266;

          -    By e-mail at dgulling@westbankiowa.com.

The Chief Financial Officer will submit each communication received to the Board of Directors at the next regular meeting.

                           2005 SHAREHOLDER PROPOSALS

In order for any proposals of shareholders pursuant to the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 to be presented as an item of business at the Annual Meeting of Shareholders of the Company to be held in 2005, the proposal must be received at the Company's principal executive offices no later than November 3, 2004 and must be limited to 500 words. To be included in the Company's proxy statement, the shareholder must be a holder of record or beneficial owner of at least $2,000 in market value or one percent (1%) of the Company's shares entitled to be voted on the proposal and have held the shares for at least one year and shall continue to hold the shares through the date of the Meeting. Either you, or your representative who is qualified under state law to present the proposal on your behalf, must attend the meeting to present the proposal. Shareholders may not submit more than one proposal. A shareholder proposal submitted outside the procedures prescribed in Rule 14a-8 shall be considered untimely unless received no later than January 17, 2005.

Shareholders wishing to recommend names of individuals for possible nomination to the Company's Board of Directors may do so according to the following procedures established by the Board:

     1. Contact the Secretary of the Company to obtain the Board Membership Criteria established by the Board of Directors.

     2. Make type-written submission to the Secretary of the Company naming the proposed candidate and specifically noting how the candidate meets the criteria set forth by the Board.

     3. Submission must be received by the Company 120 days prior to the expected mailing date of the proxy.

     4. Person making submission must prove they are a shareholder of the Company and that they own shares with a market value of at least $2,000 and have held those shares for at least one year at the time the submission is made.

     5. If the person being submitted is aware of the submission, he or she must sign a statement indicating such.

     6. If the person being submitted is not aware of the submission, the submitter must explain why.

The written submission must be mailed to:

         Corporate Secretary
         West Bancorporation, Inc.
         1601 22nd Street, Suite 209
         West Des Moines, Iowa 50266

                                 GENERAL MATTERS

The Company will provide, when available, a copy of its annual report on Form 10-K as filed with the Securities and Exchange Commission, without charge to each shareholder solicited, upon the written or oral request of any such shareholder. Such request should be directed to Chief Financial Officer, West Bancorporation, Inc., 1601 22nd Street, West Des Moines, Iowa 50266 or by calling 515-222-2300. It will also be available on the Securities and Exchange Commission's Internet web site at http://www.sec.gov/edgar/searchedgar/webusers.htm and through a link on the Company's investor relations web page at www.westbankiowa.com.

OTHER MATTERS

Management does not know of any other matters to be presented at the meeting, but should other matters properly come before the meeting, the proxies will vote on such matters in accordance with their best judgment.

                                              By Order of the Board of Directors

                                              /s/ Alice A. Jensen
                                              ----------------------------------
                                              Alice A. Jensen, Secretary

March 3, 2004

                                    EXHIBIT A

                            WEST BANCORPORATION, INC.
                         CHARTER OF THE AUDIT COMMITTEE

The Audit Committee is appointed by the Board of Directors (the "Board") to assist the Board in monitoring (1) the integrity of the financial reporting processes and systems of internal accounting and financial controls of the Company; (2) the independent auditor's qualifications and independence; (3) the performance of the Company's internal and independent auditors; and (4) the compliance by the Company with applicable legal and regulatory requirements.

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the NASDAQ, Section 10A of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the Securities and Exchange Commission (the "Commission"). At least one member of the Audit Committee shall be an "audit committee financial expert" as defined by the Commission.

The Audit Committee shall meet as often as it determines necessary or desirable, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

AUTHORITY AND RESPONSIBILITIES

The Audit Committee shall be directly responsible for the appointment, termination, compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all audit and any permitted non-audit services provided to the Company by the independent auditors and the fees to be paid for those services. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of certain audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Committee. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other permitted services and to any consultants engaged by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee's own performance.

The Audit Committee shall:

     1. Review and discuss with management and the independent auditor the annual audited and quarterly financial statements, including disclosures made in management's discussion and analysis, earnings press releases and any earnings guidance provided to analysts and rating agencies, prior to the release of quarterly and annual earnings results.

     2. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles and the adequacy of the Company's internal controls.

     3.   Review and discuss with the independent auditors:

          (i)     the scope, planning and staffing of the audit;

          (ii) any problems or difficulties encountered in the course of the audit, including any restrictions on the scope of the independent auditors' activities or on access to requested information and management's response, and any significant disagreements with management;

          (iii) any report by the independent auditor as required by Section 10A of the Exchange Act, including any report related to critical accounting policies and practices to be used, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and other material written communications between the independent auditor and management;

          (iv) the matters required to be discussed by Statement on Auditing Standards No. 61 or No. 90 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work.

     4. Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

     5. Review any disclosures made to the Audit Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

     6. Obtain and review a report from the independent auditor at least annually regarding (i) the independent auditor's internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (iii) any steps taken to deal with any such issues, and (iv) all relationships between the independent auditor and the Company.

     7. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor's quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor's independence, and taking into account the opinions of management and internal auditors.

     8. Review and evaluate the lead partner of the independent auditor team and ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

     9. Discuss with the independent auditor and management the Company's internal audit function and the responsibilities of those performing the internal audit, the internal audit budget, the staffing of the internal audit, and any recommended changes in the scope of the internal audit function.

     10. Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Such procedures may be amended from time to time by the Audit Committee.

     11. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company's financial statements or accounting policies.

     12. Obtain advice and assistance from the Company's counsel as to matters that may have a material impact on the financial statements or the Company's compliance policies.

     13. Review and approve all "related party transactions." The term "related party transactions" shall refer to transactions required to be disclosed pursuant to Item 404 of SEC Regulation S-K.

While the Audit Committee has the responsibilities, duties and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

                                    EXHIBIT B

                            WEST BANCORPORATION, INC.
                         COMPENSATION COMMITTEE CHARTER

A.   PURPOSE AND SCOPE

The primary function of the Compensation Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its responsibilities and duties by making recommendations to the Board with respect to the compensation of the Company's Chief Executive Officer ("CEO") and its executive officers.

B.   COMPOSITION AND MEETINGS

The Committee shall be comprised of a minimum of three members of the Board, as appointed by the Board, each of whom shall meet the applicable independence requirements promulgated by the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers ("NASD").

The members of the Committee shall be elected by the Board and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. Unless a Chair of the Committee is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership. A majority of the number of Committee members shall constitute a quorum for the transaction of business.

The Committee shall meet as often as necessary, but at least once each year, to enable it to fulfill its responsibilities and duties as set forth herein. The Committee shall report its actions to the Board and keep written minutes of its meetings, which shall be recorded and filed with the books and records of the Company.

C.   RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Committee shall:

     1. Produce an annual report on executive compensation for inclusion in the Company's proxy statement.

     2. Annually review and approve corporate goals and objectives relevant to the CEO's compensation; evaluate the CEO's performance in light of these goals and objectives; and recommend to the Board the CEO's compensation level based on this evaluation. The CEO shall not be present during the voting or any deliberations concerning the CEO's compensation.

     3. Annually recommend to the Board the compensation of executive officers of the Company. The CEO may participate in such deliberations, but shall not vote to approve or recommend any form of compensation for such executive officers.

     4. Make awards of restricted stock to the executive officers and other key employees under any duly approved employee restricted stock plan, stock option or stock-related plans, now or from time to time hereafter in effect, and exercise such other power and authority as may be permitted or required under such plans.

     5. Make recommendations to the Board with respect to incentive-compensation plans and equity-based plans, and employment agreements between the Company and the CEO and other executive officers.

     6. From time to time review and make recommendations to the Board with respect to the compensation of directors.

     7.   Make regular reports to the Board.

     8. Review committee member qualifications; committee member appointment and removal; committee structure and operations (including authority to delegate to subcommittees); and committee reporting to the Board.

     9. Have sole authority to retain and terminate any compensation consultant used to assist in the evaluation or development of compensation arrangements between the Company and its directors, CEO and other executive officers, and shall have sole authority to approve the firm's fees and other retention terms.

     10. Have sole authority to obtain advice and assistance from internal or external legal, financial or other advisors.

     11. Review and assess the adequacy of this Charter periodically as conditions dictate, but at least annually, and recommend any modifications to this Charter if and when appropriate to the Board for its approval.

     12.  Annually review the Committee's own performance.

                                    EXHIBIT C

                            WEST BANCORPORATION, INC.
              NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

A.   PURPOSE AND SCOPE

     The primary function of the Nominating and Corporate Governance Committee (the "Committee") is to assist the Board of Directors (the "Board") of West Bancorporation, Inc. (the "Company") in fulfilling its responsibilities by:
     (i) reviewing and making recommendations to the Board regarding the Board's composition and structure, establishing criteria for Board membership and evaluating corporate policies relating to the recruitment of Board members; and (ii) establishing, implementing and monitoring policies and processes regarding principles of corporate governance in order to ensure the Board's compliance with its fiduciary duties to the Company and its shareholders.

B.   COMPOSITION AND MEETINGS

     The Committee shall be comprised of a minimum of three members of the Board as appointed by the Board, each of whom shall meet any independence requirements promulgated by the Securities and Exchange Commission, the National Association of Securities Dealers, the NASDAQ Stock Market, any exchange upon which securities of the Company are traded, or any governmental or regulatory body exercising authority over the Company (each a "Regulatory Body"), and each member of the Committee shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

     The members of the Committee shall be elected by the Board and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

     The Committee shall meet as necessary, but at least once each year, to enable it to fulfill its responsibilities and duties as set forth herein. The Committee shall report its actions to the Board and keep written minutes of its meetings which shall be recorded and filed with the books and records of the Company.

C.   RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Committee shall:

     Corporate Governance Policy Establishment and Review

     1. Develop principles of corporate governance including, but not limited to, the establishment of a corporate code of ethics and conduct for all directors, officers and employees of the Company and its affiliates, (a "Code of Conduct") designed to promote honest and ethical conduct, including the ethical handling of conflicts of interest; full, fair, accurate, timely and understandable disclosure in the Company's periodic reports; and compliance with applicable governmental rules and regulations. The Code of Conduct shall be submitted by the Committee to the Board and the boards of the Company's affiliates for their approval.

     2. Review and assess the adequacy of the Code of Conduct approved by the Board periodically, but at least annually. The Committee shall recommend any modifications to the Code of Conduct to the Board for approval. If so approved the Company shall submit the revised Code of Conduct to the boards of its affiliates for their approval.

     3. Direct members of the Company's senior management to report any violations of or non-compliance with the Code of Conduct to the Committee.

     4. Be available to members of the Company's senior management team to consult with and to resolve reported violations or instances of non-compliance with the Code of Conduct.

     5. Determine an appropriate response to material violations of or non-compliance with the Code of Conduct including, at the discretion of the Committee, reporting any material violations of or non-compliance with the Code of Conduct to any appropriate Regulatory Body.

     6. Review and assess the adequacy of this Charter periodically as conditions dictate, but at least annually and recommend any modifications to the Charter if and when appropriate to the Board for its approval.

     7. Review and assess the adequacy of the charters of any committee of the Board (the "Governing Documents") periodically in order to ensure compliance with any principles of corporate governance developed by the Committee and recommend to the Board any necessary modifications to the Governing Documents.

     Board Composition, Nominations and Shareholder Proposals

     1. Evaluate the current composition and organization of the Board and its committees in light of requirements established by any Regulatory Body or any other applicable statute, rule or regulations which the Committee deems relevant and make recommendations regarding the foregoing to the Board for approval.

     2. Review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as a director of the Company.

     3. Determine the criteria for selection of the Chairman of the Board, Board members and Board committee members.

     4. Evaluate the performance of current Board members proposed for reelection, and make recommendations to the Board regarding the appropriateness of members of the Board standing for reelection.

     5. Evaluate and, if deemed necessary, recommend the termination of Board membership of any director in accordance with the Code of Conduct or any corporate governance principles adopted by the Board, for cause or for other appropriate reason.

     6. Review and recommend to the Board an appropriate course of action upon the resignation of current Board members or any planned expansion of the Board.

     7. Evaluate and recommend to the Board the appointment of Board members to committees of the Board.

     8. Evaluate and approve a slate of nominees for election to the Board and review the qualification, experience and fitness for service on the Board of any potential members of the Board.

     9. Review all stockholder proposals submitted to the Company (including any proposal relating to the nomination of a member of the Board) and the timeliness of the submission thereof and recommend to the Board appropriate action on each such proposal.

     Criteria for Evaluating Board Nominee Candidates

     The Board should be composed of:

     1. Directors chosen with a view to bringing to the Board a variety of experiences and backgrounds.

     2. Directors who have high level managerial experience or are accustomed to dealing with complex problems.

     3. Directors who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies, while also taking into consideration the overall composition and needs of the Board.

     4. A majority of the Board's directors shall be independent directors under the criteria for independence required by the SEC and NASDAQ.

     In considering possible candidates for election as an outside director, the Nominating Committee and other Directors should be guided by the foregoing general guidelines and by the following criteria:

     1. Each director should be an individual of the highest character and integrity, have experience at or demonstrated understanding of strategy/policy-setting and a reputation for working constructively with others.

     2. Each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director.

     3. Each director should be free of any conflict of interest which would interfere with the proper performance of the responsibilities of a director.

     4. The Chief Executive is expected to be a director. Other members of senior management may be considered, but Board membership is not necessary or a prerequisite to a higher management position.

     Conflicts of Interest

     1. Resolve actual and potential conflicts of interest a Board member may have and issue to any Board member having an actual or potential conflict of interest instructions on how to conduct him or herself in matters before the Board which may pertain to the conflict.

     2. To the extent deemed necessary by the committee, engage outside counsel and/or independent consultants to review any matter under its responsibility.

     3. Take such other actions regarding the Company's corporate governance that are in the best interest of the Company and its shareholders as the Committee shall deem appropriate or as shall otherwise be required by any Regulatory Body.

                            WEST BANCORPORATION, INC.

                         APPENDIX TO THE PROXY STATEMENT

                                FISCAL YEAR 2003

                                TABLE OF CONTENTS

                                                                                           PAGE
General Information ....................................................................    2

Selected Financial Data ................................................................    3

Management's Discussion and Analysis ...................................................    4

Independent Auditor's Report............................................................   24

Consolidated Balance Sheets.............................................................   25

Consolidated Statements of Income ......................................................   26

Consolidated Statements of Stockholders' Equity ........................................   27

Consolidated Statements of Comprehensive Income.........................................   27

Consolidated Statements of Cash Flows ..................................................   28

Notes to Consolidated Financial Statements .............................................   30

Stock Information ......................................................................   55

                            WEST BANCORPORATION, INC.

                               GENERAL INFORMATION

West Bancorporation, Inc. (the "Company") is an Iowa corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended. The Company was organized and incorporated in 1984 to serve as a holding company for its principal banking subsidiary, West Bank.

West Bank's operations are conducted primarily within the Des Moines and Iowa City, Iowa metropolitan areas. The principal sources of revenue are from interest and fees earned on loans, service charges on deposit accounts and interest on fixed income securities.

On October 1, 2003, the Company, through a new wholly-owned subsidiary, WB Capital Management Inc., purchased the assets of VMF Capital, L.L.C., a registered investment advisor. The new company is doing business as VMF Capital, with offices in Cedar Rapids and Clive, Iowa and provides portfolio management services to individuals, retirement plans, corporations, foundations and endowments.

The Company's stock trades on the Nasdaq National Market under the symbol WTBA.

WEST BANCORPORATION, INC. AND SUBSIDIARY
SELECTED FINANCIAL DATA

                                                                            Years Ended December 31
                                                     --------------------------------------------------------------------
(dollars in thousands, except per share amounts)         2003          2002           2001          2000          1999
-------------------------------------------------------------------------------------------------------------------------
Operating Results
Interest income                                      $    43,461   $    44,640    $    54,614   $    61,199   $    52,192
Interest expense                                          11,139        13,650         24,952        33,639        23,820
                                                     --------------------------------------------------------------------
Net interest income                                       32,322        30,990         29,662        27,560        28,372
Provision for loan losses                                    850           910          1,063         1,190           290
                                                     --------------------------------------------------------------------
Net interest income after provision for loan losses       31,472        30,080         28,599        26,370        28,082
                                                     --------------------------------------------------------------------
Noninterest income                                         9,305         6,614          6,314         5,678         4,852
Noninterest expense                                       14,694        11,220         10,480         9,596         9,515
                                                     --------------------------------------------------------------------
Income before income taxes                                26,083        25,474         24,433        22,452        23,419
Income taxes                                               8,800         9,098          8,697         8,036         8,466
                                                     --------------------------------------------------------------------
Net income                                           $    17,283   $    16,376    $    15,736   $    14,416   $    14,953
                                                     ====================================================================

Dividends and Per Share Data
Cash dividends                                       $    10,279   $     9,957    $     9,636   $     9,315   $     8,566
Cash dividends per share                                    0.64          0.62           0.60          0.58          0.53
Basic earnings per share                                    1.08          1.02           0.98          0.93          0.93
                                                     ====================================================================
Average common shares outstanding                     16,060,271    16,060,271     16,060,271    16,060,271    16,060,271
                                                     ====================================================================

Year End Balances
Total assets                                         $ 1,000,612   $   886,116    $   815,970   $   827,876   $   775,718
Net loans                                                593,380       483,959        489,158       495,884       470,036
Deposits                                                 705,074       613,099        571,730       547,283       541,962
Long-term borrowings                                     106,024        51,600         48,000        48,000        33,000
Stockholders' equity                                      92,896        85,824         79,012        70,845        61,125
                                                     ====================================================================

Equity to assets ratio                                      9.28%         9.69%          9.68%         8.56%         7.88%
                                                     ====================================================================

                                                                            Years Ended December 31
                                                     --------------------------------------------------------------------
(dollars in thousands)                                    2003          2002          2001           2000          1999
-------------------------------------------------------------------------------------------------------------------------
Net income                                           $    17,283   $    16,376    $    15,736   $    14,416   $    14,953
Average assets                                           932,907       837,938        837,798       812,411       729,090
Average stockholders' equity                              88,742        81,904         74,977        63,872        61,033
                                                     ====================================================================
Return on assets (net income divided by average
  assets)                                                   1.85%         1.95%          1.88%         1.77%         2.05%
Return on equity (net income divided by average
  equity)                                                  19.48%        19.99%         20.99%        22.57%        24.50%
Efficiency ratio (noninterest expense divided by
  noninterest income plus taxable equivalent net
  interest income)                                         34.78%        29.19%         28.23%        27.98%        27.96%
Dividend payout ratio (dividends per share divided
  by net income per share)                                 59.26%        60.78%         61.22%        64.44%        56.99%
Equity to assets ratio (average equity divided by
  average assets)                                           9.51%         9.77%          8.95%         7.86%         8.37%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

The following discussion is provided for the consolidated operations of the Company, which includes its wholly-owned banking subsidiary, West Bank ("Bank") and its wholly-owned investment advisory subsidiary, WB Capital Management Inc. d/b/a VMF Capital ("VMF Capital"). The purpose of this discussion is to focus on significant factors affecting the Company's financial condition and results of operations.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT

The information contained in this report may contain forward-looking statements about the Company's growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio and capital ratio. Certain statements in this report constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: competitive pressures, pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Securities and Exchange Commission and/or the Federal Reserve Board, and customer acceptance of the Company's products and services. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CRITICAL ACCOUNTING POLICIES

The "Management's Discussion and Analysis of Financial Condition and Results of Operations," and disclosures included within this report, are based on the Company's audited consolidated financial statements. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The financial information contained in these statements is, for the most part, based on approximate measures of the financial effects of transactions and events that have already occurred. However, the preparation of these statements requires management to make certain estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses.

The Company's significant accounting policies are described in the "Notes to Consolidated Financial Statements". Based on its consideration of accounting policies that involve the most complex and subjective estimates and judgments, management has identified its most critical accounting policy to be that related to the allowance for loan losses.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The Company has policies and procedures for evaluating the overall credit quality of its loan portfolio including timely identification of potential problem credits. On a quarterly basis, management reviews the appropriate level for the allowance for loan losses incorporating a variety of risk considerations, both quantitative and qualitative. Quantitative factors include the Company's historical loss experience, delinquency and charge-off trends, collateral values, known information about individual loans and other factors. Qualitative factors include the general economic environment in the Company's market areas and the expected trend of those economic conditions. To the extent actual results differ from forecasts and management's judgment, the allowance for loan losses may be greater or less than future charge-offs.

RESULTS OF OPERATIONS - 2003 COMPARED TO 2002

OVERVIEW

During 2003, the Company and its subsidiaries grew through two acquisitions. In the first transaction, West Bank purchased the assets and assumed certain liabilities of Hawkeye State Bank in Iowa City, Iowa on July 18, 2003. Assets acquired in this transaction totaled approximately $129 million at two offices in Iowa City. In the second transaction, a newly-formed subsidiary, WB Capital Management Inc. purchased the assets and assumed certain liabilities of VMF Capital, L.L.C., an independently-owned asset manager on October 1, 2003. The new entity is operating under the name VMF Capital, with offices in Cedar Rapids and Clive, Iowa and provides portfolio management services to individuals, retirement plans, corporations, foundations and endowments.

For the year ended December 31, 2003, the Company recorded net income of $17,283,000, an increase of 5.5 percent from net income of $16,376,000 in 2002. Earnings per share were $1.08 in 2003 compared to $1.02 in 2002. Most of the increase was attributable to higher net interest income. Net interest income increased primarily because of the acquisition of approximately $103 million in interest-earning assets in the Hawkeye State Bank transaction effective July 18, 2003. Interest income increased due to these favorable volume variances despite continued pressure on the net interest margin which declined 20 basis points to 3.77%.

The Company's return on average assets (ROA) was 1.85 percent in 2003, compared to 1.95 percent in 2002. The return on average equity (ROE) was 19.48 percent, compared to 19.99 percent for the prior year. ROE declined even though net income increased, because the Company's capital grew at a faster rate than net income.

A significant transaction affecting net income in 2003 was the purchase of bank-owned life insurance in the first and third quarters. The purpose of the purchases was to offset the costs of employee benefits and to enhance revenue in the current low interest rate environment. The increase in the cash value is exempt from taxation and totaled $667,000 for the year ended December 31, 2003.

During the fourth quarter of 2003, the Company received $821,000 in tax-exempt income from life insurance proceeds as a result of the death of one of the Bank's officers. The Company decided to form a charitable foundation and contribute the tax-equivalent amount of the income received from the insurance claim. The amount of the donation was $1,330,000 and will allow the proceeds from the death claim to benefit worthwhile charities in future years. The net effect of these transactions on net income was zero.

The Company has consistently used the efficiency ratio to measure productivity. This ratio is computed by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income (excluding gains and losses from the sale of securities). For the year ended December 31, 2003, the Company's efficiency ratio was 34.78 percent, up from the prior year's ratio of
29.19 percent. The Company's efficiency ratio was higher in 2003 because of the receipt of the income from life insurance proceeds and the related charitable contribution, and the results of VMF Capital. Excluding these two items, the Company's efficiency ratio would have been 31.10 percent for the year ended December 31, 2003. This ratio for both years is significantly better than peer group averages, which are generally around 64% according to data in the September 2003 Bank Holding Company Performance Report, which was prepared by the Federal Reserve Board's Division of Banking Supervision and Regulation. The Company expects the efficiency ratio for 2004 to be in the range of 38 percent, with 4 percent attributable to VMF Capital.

Net Interest Income

Net interest income increased 4.3 percent to $32,322,000 for 2003 due to the increase in the volume of interest-earning assets which exceeded unfavorable rate variances. The yield on both loans and investment securities declined more than the decline in the rate paid on interest-bearing liabilities. The average yield on earning assets declined 64 basis points, while the average rate on interest-bearing liabilities declined 62 basis points. The net interest spread, which is the difference between the yield earned on assets and the rate paid on liabilities, declined to 3.42 percent from 3.44 percent a year earlier. Net interest margin, which is tax-equivalent net interest income as a percent of average earning assets, was 3.77 percent in 2003 down from 3.97 percent in 2002.

Loan Growth/Loan Quality

At December 31, 2003, total loans increased approximately $111.5 million, or
22.8 percent, to $600,065,000 from $488,574,000 a year earlier. Growth came in all loan categories due to the combination of the acquisition of the two Iowa City offices and increased loan demand. Exclusive of the acquired offices, loans grew 8.6 percent. Loan quality remained good with nonperforming loans at December 31, 2003 totaling $1,793,000 or .30 percent of total loans. This compares to $1,899,000, or .39 percent of total loans at December 31, 2002. Nonperforming loans include loans on nonaccrual status, loans that have been renegotiated to below market interest rates or terms, and loans past due 90 days or more.

The allowance for loan losses, which totaled $5,975,000, represented 333 percent of nonaccrual loans and loans past due more than 90 days at the end of 2003, compared to 237 percent for 2002. The provision for loan losses totaled $850,000 for 2003, down slightly from $910,000 for 2002. The Company's net charge-offs as a percent of average loans were .05 percent for 2003, an improvement from .14 percent for 2002. The amount of loans charged off in 2003 was approximately 59 percent less than in 2002, however, recoveries in 2003 from loans previously charged-off were also significantly lower in the current year.

The allowance for loan losses represents a reserve available to absorb probable loan losses within the loan portfolio as of December 31, 2003. The allowance is based on management's judgment after considering various factors such as the current and anticipated economic environment, historical loan loss experience, and evaluation of individual loans.

Management considered the allowance for loan losses at December 31, 2003 sufficient to absorb probable loan losses within the portfolio.

\
Noninterest Income

The following table shows the variance from the prior year in the noninterest income categories shown in the Consolidated Statements of Income. In addition, accounts within the Other Income category that represent significant variances are shown (in thousands).

                                                                    Year ended December 31
                                                      -----------------------------------------------
                                                        2003          2002         Change     Change-%
                                                      -----------------------------------------------
Noninterest income
      Service charges on deposit accounts             $ 4,811        $ 4,527      $   284       6.27%
      Trust services                                      507            570          (63)    -11.05%
      Investment advisory fees                            504              -          504          -
      Increase in cash value of bank-owned
           life insurance                                 667              -          667          -
      Proceeds from bank-owned life insurance             821              -          821          -
      Gain (loss) on sale of securities                   300            116          184     158.62%
      Other income:
           Gain on sale of real estate loans              396            175          221     126.29%
           Debit card income                              129             91           38      41.76%
           ATM surcharge fees                             111             69           42      60.87%
           All other income                             1,059          1,066           (7)     -0.66%
                                                      ----------------------------------------------
           Total other income                           1,695          1,401          294      20.99%
                                                      ----------------------------------------------
           Total noninterest income                   $ 9,305        $ 6,614      $ 2,691      40.69%
                                                      ==============================================

Service charges on deposit accounts grew due to higher volumes and an increase in nonsufficient funds fees. Income from trust services was down due to a decrease in the number of trust accounts. Investment advisory fees are fees earned by VMF Capital, which commenced operations on October 1, 2003. As previously discussed, bank-owned life insurance was purchased during 2003 and the Company received tax-exempt income from life insurance proceeds as the result of the untimely death of one of the Bank's officers. The increase in the gain on sale of real estate loans is due to the increased loan volume as a result of the lower interest rate environment and the addition of loan volume through the banking offices acquired in Iowa City, Iowa. The volume of loans originated and sold in the secondary market and the resulting gains on those sales declined in the fourth quarter as interest rates moved slightly higher and due to the cyclical nature of the market. Debit card income is up because of increased promotion of debit cards to the Bank's customer base and ATM surcharge fees were not implemented until the second quarter of 2002.

Noninterest Expense

Total noninterest expense increased 31.0 percent to $14,694,000 in 2003 from $11,220,000 in 2002. Exclusive of the previously discussed contribution to the newly established charitable foundation, noninterest expense increased 19.1 percent.

The following table shows the variance from the prior year in the noninterest expense categories shown in the Consolidated Statements of Income. In addition, accounts within the Other expense category that represent significant variances are shown (in thousands).

                                                                Year ended December 31
                                                     ----------------------------------------------
                                                       2003           2002       Change     Change-%
                                                     ----------------------------------------------
Noninterest expense:
     Salaries and employee benefits                  $  7,701       $  6,408     $ 1,293      20.18%
     Occupancy expenses                                 1,583          1,311         272      20.75%
     Data processing expenses                           1,130          1,006         124      12.33%
     Charitable contributions                           1,483            107       1,376    1285.98%
     Other expenses:
         Supplies                                         207            173          34      19.65%
         Advertising                                      252            209          43      20.57%
         Trust expense                                    260            283         (23)     -8.13%
         Professional fees                                326            263          63      23.95%
         Intangible amortization                          170             32         138     431.25%
         Postage and courier                              338            282          56      19.86%
         Other real estate owned and
           collection expenses                             66             13          53     407.69%
         All other expenses                             1,178          1,133          45       3.97%
                                                     ----------------------------------------------
         Total other expenses                           2,797          2,388         409      17.13%
                                                     ----------------------------------------------
         Total noninterest expense                   $ 14,694       $ 11,220     $ 3,474      30.96%
                                                     ==============================================

The increase in salaries and benefits includes the salaries of the employees in the banking offices acquired in Iowa City for five and a half months, the salaries of VMF Capital employees for the fourth quarter and one-time relocation expenses for the Company's chief executive officer totaling $85,285. Occupancy expenses were higher in 2003 due to the costs of the two acquired offices in Iowa City and two offices for VMF Capital, higher maintenance costs due to snow removal and increased depreciation expenses related to technology purchases. As previously discussed, charitable contributions increased due to the one-time donation of the tax-equivalent amount of life insurance proceeds of $1,330,000 to a charitable foundation. Professional fees increased due to the outsourcing of certain internal audit functions, increased State of Iowa Banking Department fee assessments related to the Hawkeye transaction and increased legal fees due to new legal requirements pertaining to corporate governance. Intangible amortization increased due to the amortization of the core deposit intangible related to the acquisition of the two banking offices in Iowa City and the non-compete and client list intangibles at VMF Capital. Postage and courier expenses increased primarily due to the offices acquired in Iowa City. Other real estate owned and collection expenses increased primarily due to the fourth quarter write-down of two properties to net realizable value.

Income Taxes

The Company records a provision for income taxes currently payable, along with a provision for those taxes payable in the future. Such deferred taxes arise from differences in the timing of certain items for financial statement reporting compared to income tax reporting. The effective income tax rate differs from the federal statutory income tax rate primarily due to tax-exempt interest income, the tax-exempt increase in cash value of bank-owned life insurance, tax-exempt proceeds from life insurance, disallowed interest expense, meals and entertainment expenses and state income taxes. The effective rate of income tax expense as a percent of income before income taxes was 33.7 percent for 2003, compared to 35.7 percent for 2002. The decline is due to the higher amount of tax-exempt income in 2003. The federal income tax expense was approximately $7,500,000 and $7,800,000 for 2003 and 2002, respectively, while state income tax expense was approximately $1,300,000 in both years.

RESULTS OF OPERATIONS - 2002 COMPARED TO 2001

Net Income

For the year ended December 31, 2002, the Company recorded net income of $16,376,000, an increase of 4.1 percent from net income of $15,736,000 in 2001. Higher net interest income combined with increased noninterest income more than offset an increase in noninterest expense to result in improved net income. Earnings per share were $1.02 in 2002 compared to $.98 in 2001.

The Company's return on average assets (ROA) was 1.95 percent in 2002, compared to 1.88 percent in 2001. The return on average equity (ROE) was 19.99 percent, compared to 20.99 percent for the prior year. ROE declined even though net income increased, because the Company's capital grew at a faster rate than net income. For the year ended December 31, 2002, the Company's efficiency ratio was
29.19 percent, up slightly from the prior year's ratio of 28.23 percent.

Net Interest Income

Net interest income increased 4.5 percent to $30,990,000 for 2002 as the cost of interest-bearing liabilities declined more than the yield on interest-earning assets. The net interest spread increased to 3.44 percent from 2.94 percent a year earlier. The average yield on earning assets decreased 125 basis points, while the average rate on interest-bearing liabilities declined 175 basis points. Net interest margin was 3.97 percent in 2002 up from 3.81 percent in 2001.

Loan Growth/Loan Quality

At December 31, 2002, total loans declined approximately $4.9 million, or 1.0 percent, to $488,574,000 from $493,507,000 a year earlier. Growth came in commercial loans, up $9.8 million and commercial real estate, up $5.2 million. Real estate mortgages on 1-4 family residences declined $14.7 million and construction, land and land development loans were down $6.1 million. Loan quality remained good with nonperforming loans at December 31, 2002 totaling $1,899,000 or .39 percent of total loans. This compares to $1,274,000 or .26 percent of total loans at December 31, 2001.

The allowance for loan losses, which totaled $4,494,000, represented 237 percent of nonaccrual loans and loans past due more than 90 days at the end of 2002, compared to 333 percent for 2001. The provision for loan losses totaled $910,000 for 2002, down slightly from $1,062,500 for 2001. The Company's net charge-offs as a percent of average loans were .14 percent for 2002, an improvement from .21 percent for 2001. The amount of loans charged off in 2002 was similar to 2001, however, recoveries in 2002 from loans previously charged-off were significantly higher in 2002 compared to 2001.

Management considered the allowance for loan losses at December 31, 2002 sufficient to absorb probable loan losses within the portfolio.

Noninterest Income

Noninterest income (excluding securities transactions) for 2002 was $6,498,000, a 2.9 percent increase over 2001.

Service charges on deposit accounts were 1.4 percent higher than the prior year. There were no fee increases in 2002. The increase in income was due to slightly higher activity volumes.

Fees for trust services increased $38,000, or 7.2 percent, in 2002 compared to 2001. This increase in income was due to an increase in the amount of assets under management.

Other income increased 6.3 percent, or $83,000, to $1,401,000 for 2002, primarily due to a change in Iowa banking law that permitted a usage fee for automatic teller machine ("ATM") withdrawals by non-bank customers. Income from this service totaled $69,000 in 2002.

Noninterest Expense

Total noninterest expense increased 7.1 percent to $11,220,000 in 2002 from $10,480,000 in 2001.

Salaries and employee benefits expense increased 6.6 percent in 2002 to $6,445,000 from $6,044,000 in 2001. The number of full-time equivalent employees increased by three from 2001 to 2002. In addition, the Company experienced an 18 percent increase in its health insurance costs, which amounted to an increase of $56,000.

Occupancy expense for the year 2002 was $1,311,000, an increase of $85,000, or
7.0 percent, over 2001. This increase is attributable to an increase in lease payments at the main bank facility and higher depreciation due to ATM and other technology purchases.

Data processing expense was relatively stable, increasing only 1.3 percent over last year.

Other expenses were $242,000, or 10.9 percent, higher in 2002 than 2001. A significant portion of the increase is due to the expense associated with registering the Company's stock with the Securities and Exchange Commission and listing it on the Nasdaq National Market, which totaled approximately $155,000

Income Taxes

The effective rate of income tax expense as a percent of income before income taxes was 35.7 percent for 2002, compared to 35.6 percent for 2001. The federal income tax expense was approximately $7,800,000 and $7,500,000 for 2002 and 2001, respectively, while state income tax expense was approximately $1,300,000 and $1,200,000, respectively.

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY; INTEREST RATES; AND INTEREST DIFFERENTIAL

Average Balances and an Analysis of Average Rates Earned and Paid.

The following tables show average balances and interest income or interest expense, with the resulting average yield or rate by category of average earning assets or interest-bearing liability.

(dollars in thousands)

                                                      2003                                   2002
                                          -------------------------------       -------------------------------
                                           Average     Revenue/     Yield/       Average     Revenue/     Yield/
                                           Balance     Expense       Rate        Balance     Expense       Rate
                                          -------------------------------       -------------------------------
Assets
Interest-earning assets:
Loans: (2) (3)
  Commercial                              $ 270,129    $ 15,127     5.60%       $ 254,424    $ 15,721      6.18%
  Real estate                               230,806      15,518     6.72%         191,417      14,831      7.75%
  Consumer                                   18,509       1,388     7.50%          20,532       1,639      7.98%
  Other (1)                                  11,589         879     7.58%          15,640       1,223      7.82%
                                          ------------------------------        -------------------------------
Total loans                                 531,033      32,912     6.20%         482,013      33,414      6.93%
                                          ------------------------------        -------------------------------

Investment securities:
  Taxable                                   206,263       8,174     3.96%         184,867       8,506      4.60%
  Tax-exempt (1)                             40,560       2,026     5.00%          28,494       1,867      6.55%
                                          ------------------------------        -------------------------------
Total investment securities                 246,823      10,200     4.13%         213,361      10,373      4.86%
                                          ------------------------------        -------------------------------
Interest-bearing deposits                       362           2     0.55%             488          11      2.25%
Federal funds sold and other
  short-term investments                    103,521       1,263     1.22%         108,992       1,810      1.66%
                                          ------------------------------        -------------------------------
Total interest-earning assets (1)           881,739    $ 44,377     5.03%         804,854    $ 45,608      5.67%
                                          ----------------------========        ----------------------=========
Noninterest-earning assets:
Cash and due from banks                      25,710                                29,029
Premises and equipment, net                   2,387                                 1,306
Other, less allowance for loan losses        23,071                                 2,749
                                          ---------                             ---------
Total noninterest-earning assets             51,168                                33,084
                                          ---------                             ---------
Total Assets                              $ 932,907                             $ 837,938
                                          =========                             =========

                                                        2001
                                          -------------------------------
                                           Average     Revenue/     Yield/
                                           Balance     Expense       Rate
                                          -------------------------------
Assets
Interest-earning assets:
Loans: (2) (3)
  Commercial                              $ 252,921    $ 19,891     7.86%
  Real estate                               204,557      16,557     8.09%
  Consumer                                   20,697       1,915     9.25%
  Other (1)                                  17,650       1,328     7.53%
                                          ------------------------------
Total loans                                 495,825      39,691     8.01%
                                          ------------------------------
Investment securities:
  Taxable                                   177,217      10,608     5.99%
  Tax-exempt (1)                             25,920       1,771     6.83%
                                          ------------------------------
Total investment securities                 203,137      12,379     6.09%
                                          ------------------------------
Interest-bearing deposits                       488          23     4.71%
Federal funds sold and other
  short-term investments                    101,937       3,381     3.32%
                                          ------------------------------
Total interest-earning assets (1)           801,387    $ 55,474     6.92%
                                          -------------------------=====

Noninterest-earning assets:
Cash and due from banks                      31,438
Premises and equipment, net                   1,066
Other, less allowance for loan losses         3,907
                                          ---------
Total noninterest-earning assets             36,411
                                          ---------
Total Assets                              $ 837,798
                                          =========

1 Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental rate of 35% and is adjusted to reflect the effect of the nondeductible interest expense associated with owning tax-exempt investments.

2 Average loan balances include nonaccrual loans. Interest income on nonaccrual loans has been excluded.

3 Interest income on loans includes amortization of loan fees, which is not material.

(dollars in thousands)

                                                            2003                                  2002
                                              -------------------------------       --------------------------------
                                                Average     Revenue/    Yield/       Average      Revenue/     Yield/
                                                Balance     Expense      Rate        Balance      Expense       Rate
                                              -------------------------------       --------------------------------
Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
  Savings, checking with interest,
     and money markets                        $ 345,986     $ 3,084     0.89%       $ 282,307     $ 3,756       1.33%
  Time deposits                                 113,910       2,666     2.34%         145,341       5,084       3.50%
                                              ------------------------------        --------------------------------
Total deposits                                  459,896       5,750     1.25%         427,648       8,840       2.07%
Other borrowed funds                            231,794       5,389     2.32%         184,224       4,810       2.61%
                                              ------------------------------        --------------------------------
Total interest-bearing liabilities              691,690      11,139     1.61%         611,872      13,650       2.23%
                                              ----------------------========        -----------------------=========
Noninterest-bearing liabilities:
Demand deposits                                 148,648                               140,977
Other liabilities                                 3,827                                 3,185
Stockholders' equity                             88,742                                81,904
                                              ----------                            ---------
Total Liabilities and Stockholders' Equity    $ 932,907                             $ 837,938
                                              ==========                            =========
Net interest income (1)                                     $33,238                              $ 31,958
                                                            =======                              ========
Margin Analysis
Interest income/yield on interest-earnings
  assets (1)                                                $44,377     5.03%                    $ 45,608      5.67%
Interest expense/rate on interest-bearing
  liabilities                                                11,139     1.61%                      13,650      2.23%
                                                            ----------------                     ------------------
Net interest income/net interest spread (1)                 $33,238     3.42%                    $ 31,958      3.44%
                                                            ================                     ==================
Net interest margin (1)                                                 3.77%                                  3.97%
                                                                        ====                                   ====

                                                          2001
                                              -------------------------------
                                               Average      Revenue/    Yield/
                                               Balance      Expense      Rate
                                              -------------------------------
Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
  Savings, checking with interest,
     and money markets                        $ 253,293     $ 7,069     2.79%
  Time deposits                                 162,223       9,008     5.55%
                                              ------------------------------
Total deposits                                  415,516      16,077     3.87%
Other borrowed funds                            210,876       8,875     4.21%
Total interest-bearing liabilities            ------------------------------
                                                626,392      24,952     3.98%
                                              ----------------------========
Noninterest-bearing liabilities:
Demand deposits                                 131,731
Other liabilities                                 4,698
Stockholders' equity                             74,977
                                              ---------
Total Liabilities and Stockholders' Equity    $ 837,798
                                              =========
Net interest income (1)                                     $30,522
                                                            =======
Margin Analysis
Interest income/yield on interest-earnings
  assets (1)                                                $55,474     6.92%
Interest expense/rate on interest-bearing
  liabilities                                                24,952     3.98%
                                                            ----------------
Net interest income/net interest spread (1)                 $30,522     2.94%
                                                            ================
Net interest margin (1)                                                 3.81%
                                                                        ====

1 Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental rate of 35% and is adjusted to reflect the effect of the nondeductible interest expense associated with owning tax-exempt investments.

NET INTEREST INCOME

The Company's largest component contributing to net income is net interest income, which is the difference between interest earned on earning assets which are primarily loans and investments and interest paid on interest-bearing liabilities which are primarily deposits and borrowings. The volume of and yields earned on earning assets and the volume of and the rates paid on interest-bearing liabilities determine net interest income. Interest earned and interest paid are also affected by general economic conditions, particularly changes in market interest rates, and by competitive factors, government policies and the action of regulatory authorities. Net interest income divided by average earning assets is referred to as net interest margin. For the years ending December 31, 2003, 2002 and 2001, the Company's net interest margin was
3.77 percent, 3.97 percent and 3.81 percent, respectively.

Analysis of Changes in Interest Differential

The following table sets forth, on a tax-equivalent basis, a summary of the changes in net interest income due to changes in asset and liability volumes and due to changes in interest rates.

VOLUME AND YIELD/RATE VARIANCE (1)
(in thousands and on a tax equivalent basis)

                                                      2003 Compared to 2002                  2002 Compared to 2001
                                                ------------------------------------------------------------------------
                                                 Volume        Rate        Total       Volume        Rate        Total
                                                ------------------------------------------------------------------------
Interest Income
Loans: (2)
  Commercial                                    $ 1,146     $ (1,740)     $  (594)     $   119     $ (4,289)    $ (4,170)
  Real estate                                     1,922       (1,235)         687       (1,036)        (690)      (1,726)
  Consumer                                         (155)         (96)        (251)         (15)        (261)        (276)
  Other                                            (308)         (36)        (344)        (160)          55         (105)
                                                ------------------------------------------------------------------------
Total loans (including fees)                      2,605       (3,107)        (502)      (1,092)      (5,185)      (6,277)
                                                ------------------------------------------------------------------------

Investment securities:
  Taxable                                         1,672       (2,004)        (332)         482       (2,584)      (2,102)
  Tax-exempt (3)                                    362         (203)         159          164          (68)          96
                                                ------------------------------------------------------------------------
Total investment securities                       2,034       (2,207)        (173)         646       (2,652)      (2,006)
                                                ------------------------------------------------------------------------

Interest-bearing deposits                            (2)          (7)          (9)           -          (12)         (12)
Federal funds sold and other
  short-term investments                            (87)        (460)        (547)         253       (1,824)      (1,571)
                                                ------------------------------------------------------------------------
Total interest income (3)                         4,550       (5,781)      (1,231)        (193)      (9,673)      (9,866)
                                                ------------------------------------------------------------------------

Interest Expense
Deposits:
  Savings, checking with interest,
    and money markets                             1,451       (2,123)        (672)         928       (4,241)      (3,313)
  Time deposits                                    (956)      (1,462)      (2,418)        (861)      (3,063)      (3,924)
                                                ------------------------------------------------------------------------
Total deposits                                      495       (3,585)      (3,090)          67       (7,304)      (7,237)
Other borrowed funds                              1,006         (427)         579       (1,015)      (3,050)      (4,065)
                                                ------------------------------------------------------------------------
Total interest expense                            1,501       (4,012)      (2,511)        (948)     (10,354)     (11,302)
                                                ------------------------------------------------------------------------
Net interest income (3)                         $ 3,049     $ (1,769)     $ 1,280      $   755     $    681     $  1,436
                                                ========================================================================

1 The change in interest that is due to both volume and rate changes has been allocated to the change due to volume and the change due to rate in proportion to the absolute value of the change in each.

2    Balances of nonaccrual loans have been included for computational purposes.

3 Tax-exempt income has been converted to a tax-equivalent basis using a federal income tax rate of 35% and is adjusted for the effect of the nondeductible interest expense associated with owning tax-exempt investments.

INVESTMENT PORTFOLIO

The investments below are presented at carrying value and reported by contractual maturity. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without prepayment penalties.

December 31, 2003
(dollars in thousands)

                                                                        After one year   After five years
                                                            Within one  but within five  but within ten
                                                               year          years            years        After ten years   Total
                                                            ------------------------------------------------------------------------
U.S. Government agencies and corporations                   $ 11,094       $ 51,154         $ 54,724          $ 21,101      $138,073
States of the United States and political subdivisions        13,152         20,700            6,625             8,170        48,647
Corporate notes and other investments                         47,092         27,717                -             8,186        82,995
                                                            ------------------------------------------------------------------------
Total                                                       $ 71,338       $ 99,571         $ 61,349          $ 37,457      $269,715
                                                            ========================================================================

Weighted average yield:
U.S. Government agencies and corporations                       3.77%          3.78%            3.64%             5.04%
States of the United States and political subdivisions (1)      4.03%          3.85%            5.81%             8.06%
Corporate notes and other investments                           3.23%          3.34%               -              7.50%
                                                            ----------------------------------------------------------
Total                                                           3.46%          3.67%            3.88%             6.24%
                                                            ==========================================================

1 Yields on tax-exempt obligations have been computed on a tax-equivalent basis using an incremental tax rate of 35% and are adjusted to reflect the effect of the nondeductible interest expense associated with owning tax-exempt investments.

Investments in States of the United States and political subdivisions represent purchases of municipal bonds issued by municipalities located in the State of Iowa.

Investments in corporate notes and other investments include corporate debt obligations of companies located and doing business throughout the United States. The debt obligations were all within the credit ratings acceptable under West Bank's investment policy.

As of December 31, 2003, the Company did not have securities from a single issuer, except for the United States government or its agencies, which exceeded 10 percent of consolidated stockholders' equity.

LOAN PORTFOLIO

Types of Loans

The following table sets forth the composition of the Company's loan portfolio for the past five years ending December 31, 2003 (dollars in thousands).

                                                                         As of December 31
                                                  -------------------------------------------------------------
                                                     2003         2002         2001         2000         1999
                                                  -------------------------------------------------------------
Commercial                                        $ 244,173    $ 235,985    $ 226,183    $ 234,089    $ 227,887
Real Estate
     Construction, land and land development         44,200       27,827       33,954       16,250       10,121
     1-4 family residential                          76,853       56,939       71,628       81,983       79,581
     Commercial                                     204,673      143,560      138,409      138,705      125,518
Consumer and other loans                             30,166       24,263       23,333       29,221       31,224
                                                  -------------------------------------------------------------
Total loans                                         600,065      488,574      493,507      500,248      474,331
Deferred loan fees, net                                 710          121          108          169          255
                                                  -------------------------------------------------------------
Total loans, net of deferred fees                 $ 599,355    $ 488,453    $ 493,399    $ 500,079    $ 474,076
                                                  =============================================================

The Company's loan portfolio primarily consists of commercial loans, commercial real estate, real estate construction, land and land development, residential real estate, and consumer loans. As of December 31, 2003, gross loans totaled approximately $600 million, which equals approximately 85 percent of total deposits and 60 percent of total assets. As of December 31, 2003, almost all of the loans were originated directly by West Bank to borrowers within the Bank's principal market areas. There were no foreign loans outstanding during the years presented.

Commercial loans consist primarily of loans to businesses for various purposes including revolving lines to finance current operations, inventory and accounts receivable; capital expenditure loans to finance equipment and other fixed assets; and letters of credit. These loans generally have short maturities, have either adjustable or fixed rates and are unsecured or secured by inventory, accounts receivable, equipment and/or real estate.

Real estate loans include various types of loans for which West Bank holds real property as collateral and consist of loans primarily on commercial properties, and single and multi-family residences. Real estate loans typically have fixed rates for up to seven years with the bank's loan policy having a maximum fixed maturity of up to 25 years. The majority of construction loan volume is to contractors to construct commercial buildings and generally have maturities of up to 12 months. West Bank originates residential real estate loans for its portfolio and for sale in the secondary market for a fee.

Consumer loans include loans extended to individuals for household, family and other personal expenditures not secured by real estate. The majority of West Bank's consumer lending is for vehicles, consolidation of personal debts, and household improvements.

The interest rates charged on loans vary with the degree of risk, the amount of the loan and the maturity of the loan. Competitive pressures, market interest rates, the availability of funds and government regulation further influence the rate charged on a loan.

West Bank follows a loan policy that has been approved by the Bank's Board of Directors and is administered by West Bank's management. This policy establishes lending limits, review criteria and other guidelines such as loan administration and allowance for loan losses. Loans are approved by the Bank's Board of Directors and/or designated officers in accordance with respective guidelines and underwriting policies of the Bank. Loans to any one borrower are limited by applicable state banking laws. Loan officer credit limits generally vary according to the individual loan officer's experience.

Maturities of Loans

The contractual maturities of the Company's loan portfolio are as shown below. Actual maturities may differ from contractual maturities because individual borrowers may have the right to prepay loans with or without prepayment penalties.

Loans as of December 31, 2003
(dollars in thousands)

                                                                            After one but
                                                               Within one    within five   After five
                                                                  year          years        years       Total
                                                               -------------------------------------------------
Commercial                                                     $ 135,908     $  90,090     $ 18,175    $ 244,173
Real Estate
     Construction, land and land development                      37,756         6,276          168       44,200
     1-4 family residential                                       14,727        47,670       14,456       76,853
     Commercial                                                   20,758       118,002       65,913      204,673
Consumer and other loans                                          20,482         8,958          726       30,166
                                                               -------------------------------------------------
Total Loans                                                    $ 229,631     $ 270,996     $ 99,438    $ 600,065
                                                               =================================================

                                                                                         After one but
                                                                                          within five    After five
                                                                                             years         years
                                                                                         --------------------------
Loan maturities after one year with:
Fixed rates                                                                              $   207,429      $ 45,841
Variable rates                                                                                63,567        53,597
                                                                                         -------------------------
                                                                                         $   270,996      $ 99,438
                                                                                         =========================

Risk Elements

The following table sets forth information concerning the Company's nonperforming assets for the past five years ending December 31, 2003 (dollars in thousands).

                                                               Years Ended December 31
                                                ---------------------------------------------------------
                                                  2003         2002        2001         2000        1999
                                                ---------------------------------------------------------
Nonaccrual loans                                $ 1,668      $ 1,354     $   878      $   705     $   582
Loans past due 90 days and still
     accruing interest                              125          545         396          466         437
                                                ---------------------------------------------------------
Total nonperforming loans                         1,793        1,899       1,274        1,171       1,019
Other real estate owned                             441          529       1,089        1,363       2,194
                                                ---------------------------------------------------------
Total nonperforming assets                      $ 2,234      $ 2,428     $ 2,363      $ 2,534     $ 3,213
                                                =========================================================

Nonperforming loans to total loans                 0.30%        0.39%       0.26%        0.23%       0.21%
Nonperforming assets to total loans                0.37%        0.50%       0.48%        0.51%       0.68%
Nonperforming assets to total assets               0.22%        0.27%       0.29%        0.31%       0.41%

The accrual of interest on past due and other impaired loans is discontinued at 90 days or when, in the opinion of management, the borrower may be unable to make payments as they become due. When the interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Interest income on restructured loans is recognized pursuant to the terms of the new loan agreement. Interest income on other impaired loans is monitored and based upon the terms of the underlying loan agreement. However, the recorded net investment in impaired loans, including accrued interest, is limited to the present value of the expected cash flows of the impaired loan or the observable fair market value of the loan's collateral.

Outstanding loans of approximately $1,910,000 were placed on nonaccrual status during 2003 with total nonaccrual loans equaling $1,668,000 as of December 31, 2003. The average balance of nonaccrual loans during 2003 was approximately $1,255,000. The total amount of loans on nonaccrual status as of December 31, 2002 was $1,354,000. Loans are placed on nonaccrual status when there is doubt as to the borrower's ability to make scheduled principal and interest payments. A loan may be removed from nonaccrual status when payments have resumed and it is reasonable to expect continued payment performance. For the years ended December 31, 2003, 2002 and 2001, interest income, which would have been recorded under the original terms of such loans, was approximately $102,000 in 2003, $85,000 in 2002 and was an immaterial amount in 2001. For the periods shown above, there were no restructured loans. As of December 31, 2003, there were no additional potential problem loans and leases identified that are not included in the amounts reported above.

SUMMARY OF THE ALLOWANCE FOR LOAN LOSSES

The provision for loan losses represents charges made to earnings to maintain an adequate allowance for loan losses. The allowance for loan losses is management's best estimate of probable losses inherent in the loan portfolio as of the balance sheet date. Factors considered in establishing an appropriate allowance include: an assessment of the financial condition of the borrower; a realistic determination of value and adequacy of underlying collateral; the condition of the local economy and the condition of the specific industry of the borrower; an analysis of the levels and trends of loan categories; and a review of delinquent and classified loans.

The adequacy of the allowance for loan losses is evaluated quarterly by management and reviewed by the Bank's Board of Directors. This evaluation focuses on specific loan reviews, changes in the type and volume of the loan portfolio given the current and forecasted economic conditions and historical loss experience. Any one of the following conditions may result in the review of a specific loan: concern about whether the customer's cash flow or net worth is sufficient to repay the loan; delinquency status; criticism of the loan in a regulatory examination; the suspension of interest accrual; or other reasons including when the loan has other special or unusual characteristics which suggest special monitoring is warranted.

While management uses available information to recognize losses on loans, further reduction in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Company to recognize additional losses based on their judgment about information available to them at the time of their examination.

Change in the Allowance for Loan Losses

The Company's policy is to charge-off loans when, in management's opinion, the loan is deemed uncollectable, although concerted efforts are made to maximize future recoveries. The following table sets forth information regarding changes in the Company's allowance for loan losses for the most recent five years (dollars in thousands):

                                                      Analysis of the Allowance for Loan Losses for the Years
                                                                          Ended December 31
                                                   -------------------------------------------------------------
                                                     2003          2002         2001         2000         1999
                                                   -------------------------------------------------------------
Balance at beginning of period                     $  4,494     $   4,240    $   4,194     $  4,040     $  3,872
Charge-offs:
Commercial                                              302           943          926        1,027          108
Real Estate
      Construction, land and land development             -             -            -            -            -
      1-4 family residential                              4            56            -            2           31
      Commercial                                          -             -            -            -            -
Consumer and other loans                                179           195          157          147           61
                                                   -------------------------------------------------------------
                                                        485         1,194        1,083        1,176          200
                                                   -------------------------------------------------------------

Recoveries:
Commercial                                              145           499           40           85           64
Real Estate
      Construction, land and land development             -             -            -            -            -
      1-4 family residential                              -             -            -            -            -
      Commercial                                          -             -            -            -            -
Consumer and other loans                                 60            39           26           55           14
                                                   -------------------------------------------------------------
                                                        205           538           66          140           78
                                                   -------------------------------------------------------------
Net charge-offs                                         280           656        1,017        1,036          122

Allowance related to acquisition                        911             -            -            -            -
Provision for loan losses charged
      to operations                                     850           910        1,063        1,190          290
                                                   -------------------------------------------------------------
Balance at end of period                           $  5,975     $   4,494    $   4,240     $  4,194     $  4,040
                                                   =============================================================

Average loans outstanding                          $531,033     $ 482,013    $ 495,825     $489,598     $434,131
                                                   =============================================================

Ratio of net charge-offs during the period to
  average loans outstanding                            0.05%         0.14%        0.21%        0.21%        0.03%
                                                   =============================================================

Ratio of allowance for loan losses to average
  loans outstanding                                    1.13%         0.93%        0.86%        0.86%        0.93%
                                                   =============================================================

As the previous table indicates, the provision for loan losses and the allowance acquired in the Hawkeye State Bank transaction are the most significant change in the reserve level for the five-year period presented. Net charge-offs as a percent of average loans outstanding for 1999 were .03 percent, which is very low when compared to peer group averages. In the year 2000, the charge-off of one specific commercial loan caused an increase in this ratio to .21 percent. The net charge-off ratio in 2001 was also .21 percent, but was caused by loans with individually smaller loan balances. The net charge-off ratio for 2002 dropped to .14 percent because of higher amounts recovered on loans that had been charged off in prior years. The net charge-off ratio for 2003 was .05 percent, which is credited to the close monitoring of the loan portfolio and active collection efforts after a loan has been charged off. It is felt that the increase in the amount of loans charged off from 2000 through 2002 was attributable to the economic slow down experienced during that time frame.

Factors that are considered when determining the adequacy of the allowance include loan concentrations, loan growth, the economic outlook and historical losses. The Company's concentration risks include geographic concentration in central Iowa. The local economy is comprised primarily of service industries and state and county governments. The local economy is beginning to show signs of improvement; however, the State of Iowa will need to reduce spending or increase taxes to avoid a current year budget deficit. These conditions may have an undeterminable impact on the Bank.

Breakdown of Allowance for Loan Losses by Category

The following table sets forth information concerning the Company's allocation of the allowance for loan losses (dollars in thousands):

                                                         2003                    2002                    2001
                                                  ------------------------------------------------------------------
                                                  Amount       % *        Amount       % *        Amount       % *
                                                  ------------------------------------------------------------------
Balance at end of period applicable to:
Commercial                                        $3,659       40.69%     $2,934       48.30%     $2,315       45.83%
Real Estate
      Construction, land and land development        341        7.37%        279        5.70%        286        6.88%
      1-4 family residential                         179       12.81%        106       11.65%        130       14.51%
      Commercial                                   1,211       34.11%        646       29.38%        856       28.05%
Consumer and other loans                             585        5.03%        529        4.97%        653        4.73%
                                                  ------------------------------------------------------------------
                                                  $5,975      100.00%     $4,494      100.00%     $4,240      100.00%
                                                  ======      ======      ======      ======      ======      ======
                                                         2000                    1999
                                                  ------------------------------------------
                                                  Amount       % *        Amount       % *
                                                  ------------------------------------------
Balance at end of period applicable to:
Commercial                                        $2,154       46.79%     $2,056       48.05%
Real Estate
      Construction, land and land development        141        3.25%         85        2.13%
      1-4 family residential                         134       16.39%        178       16.78%
      Commercial                                     980       27.73%        863       26.46%
Consumer and other loans                             785        5.84%        858        6.58%
                                                  ------------------------------------------
                                                  $4,194      100.00%     $4,040      100.00%
                                                  ======      ======      ======      ======
* Percent of loans in each category to total loans.

DEPOSITS

Type of Deposits

The Company's primary source of funds is customer deposits. The Company attempts to attract noninterest-bearing deposits, which are a low cost funding source. In addition, West Bank offers a variety of interest-bearing accounts designed to attract both short-term and longer-term deposits from customers. Interest-bearing accounts earn interest at rates established by Bank management based on competitive market factors and the Company's need for funds. While approximately 73 percent of the Bank's certificates of deposit mature in the next year, it is anticipated that a majority of these certificates will be renewed. Rate sensitive certificates of deposits in excess of $100,000 experience somewhat higher volatility with regard to renewal volume as the Bank adjusts rates based upon funding needs. In the event a substantial volume of certificates are not renewed, the Company has sufficient liquid assets and borrowing lines to fund significant runoff. A sustained reduction in deposit volume would have a significant negative impact on the Company's operations and liquidity.

The following table sets forth the average balances for each major category of deposits and the weighted average interest rate paid for deposits during the years ended December 31, 2003, 2002 and 2001 (dollars in thousands).

                                                              Average Deposits by Type
                                       ------------------------------------------------------------------------
                                                 2003                     2002                      2001
                                       ------------------------------------------------------------------------
                                        Amount         Rate      Amount          Rate      Amount          Rate
                                       ------------------------------------------------------------------------
Noninterest-bearing demand
  deposits                             $ 148,648          -     $ 140,977           -     $ 131,731           -

Interest-bearing demand deposits          41,078       0.27%       32,388        0.42%       28,752        0.77%
Money market deposits                    225,811       1.02%      174,923        1.50%      161,815        3.20%
Savings deposits                          79,097       0.83%       74,996        1.32%       62,726        1.32%
Time certificates                        113,910       2.34%      145,341        3.50%      162,223        5.55%
                                       ---------                ---------                 ---------
                                       $ 608,544                $ 568,625                 $ 547,247
                                       =========                =========                 =========

Certificates of Deposit

The following table shows the amounts and remaining maturities of time certificates of deposit with balances of $100,000 or more at December 31, 2003, 2002 and 2001 (in thousands).

                                                 As of December 31
                                    ----------------------------------------
                                       2003            2002            2001
                                    ----------------------------------------
3 months or less                    $ 23,804        $ 14,690        $ 31,253
Over 3 through 6 months               11,396          17,590          10,956
Over 6 through 12 months              14,495           5,897           7,673
Over 12 months                        13,768          50,416          52,997
                                    ----------------------------------------
                                    $ 63,463        $ 88,593        $102,879
                                    ========================================

BORROWED FUNDS

The following table summarizes the outstanding amount of and the average rate on borrowed funds as of December 31, 2003, 2002 and 2001 (in thousands).

                                                                 As of December 31
                                         -------------------------------------------------------
                                                  2003               2002                2001
                                         -------------------------------------------------------
                                           Balance   Rate    Balance      Rate    Balance   Rate
                                         -------------------------------------------------------
Trust preferred securities               $  20,000   7.04%  $       -        -%  $       -     -%
Long-term borrowings                        86,024   4.30%     51,600     5.56%     48,000  5.57%
Federal funds purchased and securities
  sold under agreements to repurchase       85,443   0.68%    127,419     1.08%    107,832  1.51%
Short-term borrowings                        9,142   1.04%      5,097     0.99%      6,000  1.41%
                                         -------------------------------------------------------
                                         $ 200,609   2.88%  $ 184,116     2.33%  $ 161,832  2.71%
                                         =======================================================

Long-term borrowings consisted of Federal Home Loan Bank (FHLB) advances and an installment note payable to VMF Capital, L.L.C. The short-term borrowings as of the end of each year are Treasury, Tax and Loan option notes and at December 31, 2003 included an FHLB overnight advance. Average balances for short-term borrowings for the years shown below also include an occasional borrowing from the Federal Reserve Bank discount window and overnight borrowings from the Federal Home Loan Bank.

The following tables set forth the average amount of, the average rate paid and maximum outstanding balance on borrowed funds for the years ended December 31, 2003, 2002 and 2001 (in thousands).

                                                                         Years Ended December 31
                                                     ----------------------------------------------------------
                                                        2003                    2002              2001
                                                     ----------------------------------------------------------
                                                       Average  Average   Average   Average   Average   Average
                                                       Balance   Rate     Balance     Rate    Balance    Rate
                                                     ----------------------------------------------------------
Trust preferred securities                           $   9,150   7.04%   $       -     - %   $       -       -%
Long-term borrowings                                    68,398   4.72%      51,156   5.57%      50,466    5.58%
Federal funds purchased and securities sold under
  agreements to repurchase                             153,237   0.98%     131,026   1.47%     157,800    3.78%
Short-term borrowings                                    1,009   0.85%       2,042   1.45%       2,610    3.45%
                                                     ---------------------------------------------------------
                                                     $ 231,794   2.32%   $ 184,224   2.61%   $ 210,876    4.21%
                                                     =========================================================

                                                       2003       2002      2001
                                                       ----       ----      ----
Maximum amount outstanding during the year:
Trust preferred securities                           $ 20,000   $      -  $      -
Long-term borrowings                                   90,215     51,600    58,000
Federal funds purchased and securities sold under     212,814    161,863   176,103
  agreements to repurchase
Short-term borrowings                                   9,142      6,000     6,000

OFF-BALANCE SHEET ARRANGEMENTS

In the normal course of business, the Company commits to extend credit through vehicles such as loan commitments and standby letters of credit in order to meet the financing needs of its customers. These commitments expose the company to varying degrees of credit and market risk in excess of the amount recognized in the consolidated balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments. As of December 31, 2003 and 2002, the Company had commitments to extend credit of approximately $166.9 million and $136.4 million, respectively, and standby letters of credit of approximately $20.0 million and $15.8 million, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown above. If the commitment was funded, the Bank would be entitled to seek recovery from the customer. At December 31, 2003 and 2002, no amounts had been recorded as liabilities for the Bank's potential obligations under these guarantees.

CONTRACTUAL OBLIGATIONS

The following tables set forth the balance of contractual obligations by maturity period as of December 31, 2003 (in thousands).

                                                                                     Payments due by period
                                                                   ----------------------------------------------------------
                                                                   Less than one  One to three  Three to five  More than five
                                                   Total                year          years          years           years
                                                -----------------------------------------------------------------------------
Trust preferred securities                      $  20,000            $      -       $     -        $      -        $ 20,000
Long-term borrowings:
  Federal Home Loan Bank advances                  84,474              13,905           900          36,537          33,132
  Note payable, VMF Capital, L.L.C. (1)             1,550                   -         1,050             500               -
Operating lease commitments                         4,375                 760         1,333             541           1,741
                                                ---------------------------------------------------------------------------
Total                                           $ 110,399            $ 14,665       $ 3,283        $ 37,578        $ 54,873
                                                ===========================================================================

1    Three $500,000 installments payable to VMF Capital, L.L.C. are due and payable only if the amount of assets under management by VMF Capital on the last day of the calendar year immediately preceding the due date of the installment payments equal or exceed assets under management as of October 1, 2003.

LIQUIDITY AND CAPITAL RESOURCES

The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for profitable business expansion. The Company's principal source of funds is deposits including demand, money market, savings and certificates of deposit. Other sources include principal repayments on loans, proceeds from the maturity and sale of investment securities, federal funds purchased, repurchase agreements, advances from the Federal Home Loan Bank and funds provided by operations. Liquid assets of cash on hand, balances due from other banks, federal funds sold, corporate demand notes, money market mutual funds and interest-bearing deposits in financial institutions declined from $181 million in 2002 to $82 million in 2003. The Company had additional borrowing capacity available from the Federal Home Loan Bank ("FHLB") of approximately $29 million at December 31, 2003 and has a $5 million unsecured line of credit through a large regional correspondent bank. In addition, the Bank has $80 million in borrowing capacity available through unsecured federal funds lines of credit with correspondent banks. Net cash from operating activities contributed $17.5 million, $17.2 million and $19.1 million to liquidity for the years 2003, 2002 and 2001, respectively. These cash flows from operations are expected to continue in the foreseeable future.

The combination of high levels of potentially liquid assets, cash flows from operations and additional borrowing capacity provided strong liquidity for the Company at December 31, 2003.

The Company's total stockholders' equity increased to $92,896,000 at December 31, 2003, from $85,824,000 at December 31, 2002. At December 31, 2003, stockholders' equity was 9.28 percent of total assets, compared to 9.69 percent at December 31, 2002. Total equity increased due to retention of earnings and from appreciation in West Bank's available for sale investment portfolio. No material capital expenditures or material changes in the capital resource mix are anticipated at this time. The capital levels of the Company exceed applicable regulatory guidelines as of December 31, 2003.

In October of 2002, the Company's Board of Directors authorized the repurchase of the Company's common stock for a period of 12 months, in an amount not to exceed $5 million. No shares were repurchased prior to expiration of the authorization.

INTEREST RATE RISK

Interest rate risk refers to the exposure of earnings and capital arising from changes in interest rates. Management's objectives are to manage interest rate risk and to work for consistent growth of earnings and capital. Interest rate risk management focuses on fluctuations in net interest income identified through computer simulations used to evaluate volatility, interest rate, spread, and volume assumptions. This risk is quantified and compared against tolerance levels.

The Company uses an in-house computer software simulation modeling program to measure its exposure to potential interest rate changes. For various assumed hypothetical changes in market interest rates, this analysis measures the estimated change in net interest income.

Another measure of interest rate sensitivity is the gap ratio. This ratio indicates the amount of interest-earning assets repricing within a given period in comparison to the amount of interest-bearing liabilities repricing within the same period of time. A gap ratio of 1.0 indicates a matched position, in which case the effect on net interest income due to interest rate movements will be minimal. A gap ratio of less than 1.0 indicates that more liabilities than assets reprice within the time period and a ratio greater than 1.0 indicates that more assets reprice than liabilities.

The simulation model process provides a dynamic assessment of interest rate sensitivity, whereas a static interest rate gap table is compiled as of a point in time. The model simulations differ from a traditional gap analysis because a traditional gap analysis does not reflect the multiple effects of interest rate movement on the entire range of assets and liabilities, and ignores the future impact of new business strategies.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company's market risk is comprised primarily of interest rate risk arising from its core banking activities of lending and deposit taking. Interest rate risk is the risk that changes in market interest rates may adversely affect the Company's net interest income. Management continually develops and applies strategies to mitigate this risk. Management does not believe that the Company's primary market risk exposure and how that exposure was managed in 2003 changed compared to 2002.

The following table presents the estimated change in net interest income for the coming twelve months under several scenarios of assumed interest rate changes for the rate shock levels shown:

        Scenario                                                  % Change
        --------                                                  --------
200 basis points rising                                             3.14%
100 basis points rising                                             2.64%
Base
100 basis points falling                                           -1.64%

As shown above, at December 31, 2003, the estimated effect of an immediate 200 basis point increase in interest rates would increase the Company's net interest income by 3.14 percent or approximately $1,100,000 in 2004. The estimated effect of an immediate 100 basis point decrease in rates would decrease the Company's net interest income by 1.64 percent or approximately $600,000. Because the majority of liabilities subject to interest rate movements in the short term are of the type that generally lag interest rate movements in the market, they do not change in the same magnitude in the short term as the change in market rates.

Computations of the prospective effects of hypothetical interest rate changes are based on numerous assumptions. Actual values may differ from those projections set forth above. Further, the computations do not contemplate any actions the Company may undertake in response to changes in interest rates. Current interest rates on certain liabilities are at a level that does not allow for significant re-pricing should market interest rates decline considerably.

The following table sets forth the estimated maturity or re-pricing and the resulting interest sensitivity gap, of the Company's interest-earning assets and interest-bearing liabilities and the cumulative interest sensitivity gap at December 31, 2003. The expected maturities are presented on a contractual basis or, if more relevant, based on projected call dates. Actual maturities may differ from contractual maturities because of prepayment assumptions and early withdrawal of deposits.

                                              Three        Over 3       Over 1
                                              Months     Through 12    Through     Over
                                             or Less       Months      5 Years    5 Years     Total
                                            ---------------------------------------------------------
Interest-earning assets:
   Loans                                     $ 153,479   $  110,036   $ 255,067  $  81,483  $ 600,065
   Investment securities:
       Available for sale                       26,862       33,739      49,782     67,926    178,309
       Held to maturity                          2,785       19,263      43,661     25,697     91,406
   Federal funds sold and other
       short-term investments                   54,287            -           -          -     54,287
   Federal Home Loan Bank stock                      -            -           -      5,198      5,198
                                            ---------------------------------------------------------
       Total interest-earning assets           237,413      163,038     348,510    180,304    929,265
                                            ---------------------------------------------------------

Interest-bearing liabilities
   Interest-bearing deposits:
       Savings, money market and
            interest-bearing demand            403,061            -           -          -    403,061
       Time                                     42,049       53,064      34,144        685    129,942
   Federal funds purchased and
       securities sold under agreement to
       repurchase                               85,443            -           -          -     85,443
   Other short-term borrowings                   9,142            -           -          -      9,142
   Long-term borrowings                         13,905            -      38,987     53,132    106,024
                                            ---------------------------------------------------------
       Total interest-bearing liabilities      553,600       53,064      73,131     53,817    733,612
                                            ---------------------------------------------------------

Interest sensitivity gap per period         $ (316,187)  $  109,974   $ 275,379  $ 126,487  $ 195,653
                                            =========================================================
Cumulative interest sensitivity gap         $ (316,187)  $ (206,213)  $  69,166  $ 195,653  $ 195,653
                                            =========================================================
Interest sensitivity gap ratio                    0.43         3.07        4.77       3.35       1.27
                                            =========================================================
Cumulative interest sensitivity gap ratio         0.43         0.66        1.10       1.27       1.27
                                            =========================================================

Investments with maturities over 5 years include the market values of equity securities of $5,198,000.

As of December 31, 2003, the Company's cumulative gap ratios for assets and liabilities re-pricing within three months and within one year were .43 and .66, respectively, meaning that the Company is liability sensitive, or in other words, more interest-bearing liabilities will be subject to repricing within those time frames than interest-earning assets. However, the majority of the interest-bearing liabilities subject to repricing within these time frames are savings, money market and interest - bearing demand deposits. These types of deposits generally do not reprice as quickly or with the same magnitude as non-deposit money market instruments. The effect of this relationship is that interest expense does not rise as quickly in times of increasing market interest rates.

EFFECTS OF NEW STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS amends and clarifies accounting for derivative instruments and hedging activities under Statement
133. In addition, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component that warrants special reporting in the statement of cash flows. This Statement is effective for contracts entered into or modified after June 30, 2003. The Company adopted this Statement as it relates to the Company's loan commitments and it did not have a material impact on the Company's financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150). SFAS 150 established standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or asset in some circumstances). The Company adopted SFAS 150 on July 1, 2003 and such adoption did not have a material effect on its financial position or results of operations.

FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51, establishes accounting guidance for consolidation of variable interest entities (VIE) that function to support the activities of the primary beneficiary. Prior to the implementation of FIN 46, VIEs were generally consolidated by an enterprise when the enterprise had a controlling financial interest through ownership of a majority of voting interest in the entity. The provisions of FIN 46 were effective immediately for all arrangements entered into after January 31, 2003. In December 2003, the FASB issued a revision to FIN 46 (FIN 46R) which clarified certain implementation issues and revised implementation dates for VIEs created before January 31, 2003. Under the new guidance, special effective date provisions apply to enterprises that have fully or partially applied FIN 46 prior to issuance of the revised Interpretation. Otherwise, application of FIN 46R (or FIN 46) is required in financial statements of public entities that have interests in special-purpose entities for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of VIEs is required in financial statements for periods ending after March 15, 2004.

The Company adopted FIN 46 in connection with its consolidated financial statements for the year ending December 31, 2003. An unintended consequence of this standard is requiring some companies to conclude deconsolidation is necessary for certain transactions involving the issuance of trust preferred securities. Based upon its interpretation of FIN 46, the Company continues to consolidate its wholly-owned subsidiary trust entity involved with the issuance of its trust preferred securities, but will deconsolidate for the quarter ending March 31, 2004. Such deconsolidation will have no effect on reported earnings or stockholders' equity. These securities qualify for treatment as Tier 1 capital for the Company. In July 2003, the Board of Governors of the Federal Reserve System issued a supervisory letter instructing bank holding companies to continue to include the trust preferred securities in Tier 1 capital for regulatory capital purposes until notice is given to the contrary. There can be no assurance that the Federal Reserve will continue to permit institutions to include trust preferred securities in Tier 1 capital for regulatory capital purposes. As of December 31, 2003, assuming the Company was not permitted to include the $20 million in trust preferred securities issued by the trust in its Tier 1 capital, the Company would still exceed the regulatory required minimums for capital adequacy purposes (see Note 12 of Notes to Consolidated Financial Statements). If the trust preferred securities were no longer permitted to be included in Tier 1 capital, the Company would also be permitted to redeem the capital securities without penalty.

The interpretations of FIN 46 and its application to various transaction types and structures are evolving. Management continuously monitors emerging issues related to FIN 46, some of which could potentially impact the Company's financial statements.

The Accounting Standards Executive Committee has issued Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. This Statement applies to all loans acquired in a transfer, including those acquired in the acquisition of a bank or a branch, and provides that such loans be accounted for at fair value with no allowance for loan losses, or other valuation allowance, permitted at the time of acquisition. The difference between cash flows expected at the acquisition date and the investment in the loan should be recognized as interest income over the life of the loan. If contractually required payments for principal and interest are less than expected cash flows, this amount should not be recognized as a yield adjustment, a loss accrual, or a valuation allowance. For the Company, this Statement is effective for calendar year 2005 and, early adoption, although permitted, is not planned. No significant impact is expected on the consolidated financial statements at the time of adoption.

INFLATION

The primary impact of inflation on the Company's operation is increased asset yields, deposit costs and operating overhead. Unlike most industries, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than they would on non-financial companies. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. The effects of inflation can magnify the growth of assets and, if significant, require that equity capital increase at a faster rate than would be otherwise necessary.

[MCGLADREY & PULLEN LOGO]
Certified Public Accountants

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
West Bancorporation, Inc.
West Des Moines, Iowa

We have audited the accompanying consolidated balance sheets of West Bancorporation, Inc. and subsidiaries, as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity, comprehensive income, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of West Bancorporation, Inc. and subsidiaries, as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

                                                     /s/ MCGLADREY & PULLEN, LLP

Des Moines, Iowa
January 9, 2004

McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of independent accounting and consulting firms.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2003 AND 2002

ASSETS                                                               2003             2002
------                                                               ----             ----
Cash and due from banks (Note 13)                              $   27,786,795   $   23,022,298
Federal funds sold and other short-term investments                54,287,004      158,191,770
                                                               --------------   --------------
              CASH AND CASH EQUIVALENTS                            82,073,799      181,214,068

Securities available for sale (Notes 3, 8 and 10)                 178,308,941       70,862,435
Securities held to maturity (Notes 3, 8 and 10)                    91,406,205      138,299,566
Federal Home Loan Bank stock, at cost (Note 10)                     5,197,600        3,129,700
Loans, net of allowance for loan losses (Notes 4, 8 and 10)       593,379,820      483,959,328
Premises and equipment, net (Note 5)                                3,683,020        1,394,649
Accrued interest receivable                                         5,878,880        5,204,203
Goodwill and other intangible assets (Note 6)                      16,900,487           47,730
Bank-owned life insurance                                          20,386,714                -
Other assets (Note 11)                                              3,396,145        2,004,384
                                                               --------------   --------------
                                                               $1,000,611,611   $  886,116,063
                                                               ==============   ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Deposits:
       Noninterest bearing demand                              $  172,070,832   $  145,208,492
       Savings and interest bearing demand                        403,060,980      338,775,544
       Time, in excess of $100,000 (Note 7)                        63,463,030       88,592,994
       Other time (Note 7)                                         66,479,171       40,521,470
                                                               --------------   --------------
              TOTAL DEPOSITS                                      705,074,013      613,098,500

   Federal funds purchased and securities sold under
       agreements to repurchase                                    85,442,675      127,418,671
   Other short-term borrowings (Notes 3 and 8)                      9,141,973        5,096,872
   Accrued expenses and other liabilities                           2,032,291        3,077,858
   Trust preferred securities (Note 9)                             20,000,000                -
   Long-term borrowings (Note 3, 4 and 10)                         86,024,315       51,600,000
                                                               --------------   --------------
              TOTAL LIABILITIES                                   907,715,267      800,291,901
                                                               --------------   --------------

COMMITMENTS AND CONTINGENCIES (Note 13)

STOCKHOLDERS' EQUITY (Note 12)
   Common stock, no par value; authorized 50,000,000 shares;
       shares issued and outstanding; 16,060,271                    3,000,000        3,000,000
   Additional paid-in capital                                      32,000,000       32,000,000
   Retained earnings                                               56,796,771       49,792,716
   Accumulated other comprehensive income                           1,099,573        1,031,446
                                                               --------------   --------------
              TOTAL STOCKHOLDERS' EQUITY                           92,896,344       85,824,162
                                                               --------------   --------------
                                                               $1,000,611,611   $  886,116,063
                                                               ==============   ==============

See Notes to Consolidated Financial Statements.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                                        2003          2002          2001
                                                                        ----          ----          ----
Interest income:
   Loans                                                            $32,633,401   $33,035,194   $39,322,663
   Securities:
       U.S. Treasury, government agencies and corporations            4,727,838     6,764,475     9,945,440
       States and political subdivisions                              1,725,250     1,625,568     1,570,671
       Other                                                          3,111,436     1,404,173       394,246
   Federal funds sold and other short-term investments                1,263,190     1,810,348     3,381,198
                                                                     ----------   -----------   -----------
              TOTAL INTEREST INCOME                                  43,461,115    44,639,758    54,614,218
                                                                     ----------   -----------   -----------

Interest expense:
   Demand and savings deposits                                        3,084,033     3,755,205     7,069,318
   Time deposits                                                      2,665,970     5,084,437     9,007,791
   Federal funds purchased and securities sold under
       agreements to repurchase                                       1,503,051     1,929,097     5,971,626
   Other short-term borrowings                                            8,564        29,622        90,122
   Trust preferred securities                                           649,280             -             -
   Long-term borrowings                                               3,228,493     2,851,210     2,813,531
                                                                     ----------   -----------   -----------

              TOTAL INTEREST EXPENSE                                 11,139,391    13,649,571    24,952,388
                                                                     ----------   -----------   -----------

              NET INTEREST INCOME                                    32,321,724    30,990,187    29,661,830

Provision for loan losses (Note 4)                                      850,000       910,000     1,062,500
                                                                     ----------   -----------   -----------

              NET INTEREST INCOME AFTER PROVISION FOR
                 LOAN LOSSES                                         31,471,724    30,080,187    28,599,330
                                                                     ----------   -----------   -----------
Noninterest income:
   Service charges on deposit accounts                                4,811,335     4,527,170     4,463,921
   Trust services                                                       507,000       569,634       531,495
   Investment advisory fees                                             503,899             -             -
   Increase in cash value of bank-owned life insurance                  666,785             -             -
   Proceeds from bank-owned life insurance                              821,254             -             -
   Net realized gains from sales of securities available for sale       299,562       115,939             -
   Other income                                                       1,695,386     1,401,459     1,318,640
                                                                     ----------   -----------   -----------
              TOTAL NONINTEREST INCOME                                9,305,221     6,614,202     6,314,056
                                                                     ----------   -----------   -----------
Noninterest expenses:
   Salaries and employee benefits                                     7,700,608     6,408,438     5,981,699
   Occupancy                                                          1,582,660     1,310,971     1,225,553
   Data processing                                                    1,130,131     1,006,272       993,274
   Charitable contributions                                           1,483,516       106,552       117,648
   Other expenses                                                     2,797,331     2,388,294     2,161,733
                                                                     ----------   -----------   -----------
              TOTAL NONINTEREST EXPENSES                             14,694,246    11,220,527    10,479,907
                                                                     ----------   -----------   -----------

              INCOME BEFORE INCOME TAXES                             26,082,699    25,473,862    24,433,479

Income taxes (Note 11)                                                8,800,071     9,098,059     8,697,039
                                                                      ---------   -----------   -----------

              NET INCOME                                            $17,282,628   $16,375,803   $15,736,440
                                                                    ===========   ===========   ===========
Earnings per share, basic                                           $      1.08   $      1.02   $      0.98
                                                                    ===========   ===========   ===========

See Notes to Consolidated Financial Statements.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                                      2003            2002           2001
                                                                      ----            ----           ----
Common stock
   Beginning of year balance                                     $  3,000,000    $  3,000,000    $  3,000,000
                                                                 ------------    ------------    ------------
   End of year balance                                              3,000,000       3,000,000       3,000,000
                                                                 ------------    ------------    ------------
Additional paid-in capital
   Beginning of year balance                                       32,000,000      32,000,000      32,000,000
                                                                 ------------    ------------    ------------
   End of year balance                                             32,000,000      32,000,000      32,000,000
                                                                 ------------    ------------    ------------
Retained earnings
   Beginning of year balance                                       49,792,716      43,374,281      37,274,004
   Net income                                                      17,282,628      16,375,803      15,736,440
   Dividends on common stock; per share amounts
     2003 $0.64; 2002 $0.62; 2001 $0.60                           (10,278,573)     (9,957,368)     (9,636,163)
                                                                 ------------    ------------    ------------
   End of year balance                                             56,796,771      49,792,716      43,374,281
                                                                 ------------    ------------    ------------
Accumulated other comprehensive income (loss)
   Beginning of year balance                                        1,031,446         637,980      (1,428,660)
   Other comprehensive income, unrealized gains on securities,
     net of reclassification adjustment, net of tax (Note 3)           68,127         393,466       2,066,640
                                                                 ------------    ------------    ------------
   End of year balance                                              1,099,573       1,031,446         637,980
                                                                 ------------    ------------    ------------

              TOTAL STOCKHOLDERS' EQUITY                         $ 92,896,344    $ 85,824,162    $ 79,012,261
                                                                 ============    ============    ============

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                                      2003           2002            2001
                                                                      ----           ----            ----
Net income                                                       $  17,282,628   $ 16,375,803    $ 15,736,440
Other comprehensive income, unrealized gains on securities,
   net of reclassification adjustment, net of tax (Note 3)              68,127        393,466       2,066,640
                                                                 -------------   ------------    ------------
             COMPREHENSIVE INCOME                                $  17,350,755   $ 16,769,269    $ 17,803,080
                                                                 =============   ============    ============

See Notes to Consolidated Financial Statements.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


                                                                               2003            2002             2001
                                                                               ----            ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                            $  17,282,628    $  16,375,803    $  15,736,440
   Adjustments to reconcile net income to net cash provided
     by operating activities:
     Provision for loan losses                                                 850,000          910,000        1,062,500
     Amortization and accretion                                              1,833,470          570,344           99,592
     Loss on disposition of fixed assets                                             -           28,665                -
     Net (gains) from sales of securities available for sale and loans
        held for sale                                                         (657,029)        (290,802)               -
     Proceeds from sales of loans held for sale                             34,940,846       11,135,193        9,724,283
     Originations of loans held for sale                                   (34,626,996)     (10,972,180)     (10,018,283)
     Depreciation                                                              252,164          171,791          153,429
     Deferred income taxes                                                    (265,517)         (20,179)        (145,943)
     Change in assets and liabilities:
        Decrease (increase) in accrued interest receivable                    (674,677)        (101,611)       3,159,216
        (Decrease) in accrued expenses and other liabilities                (1,483,171)        (559,056)        (623,003)
                                                                         -------------    -------------    -------------
             NET CASH PROVIDED BY OPERATING ACTIVITIES                      17,451,718       17,247,968       19,148,231
                                                                         -------------    -------------    -------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sales, calls, and maturities of securities
     available for sale                                                     48,649,704       12,827,854      171,795,782
   Purchases of securities available for sale                             (147,154,163)     (51,171,184)               -
   Proceeds from maturities and calls of securities held to maturity        70,566,334      149,242,544       76,955,000
   Purchases of securities held to maturity                                (16,755,419)    (133,505,723)    (151,012,328)
   Cash effect of Hawkeye State Bank  and VMF Capital transactions          19,124,018                -                -
   Acquisition of Federal Home Loan Bank stock                                (446,900)               -                -
   Proceeds from redemption of Federal Home Loan Bank stock                    191,400                -        8,002,200
   Net decrease (increase) in loans                                        (26,501,634)       4,300,974        5,957,502
   Purchases of premises and equipment                                        (180,406)        (447,955)        (240,939)
   Purchase of bank-owned life insurance                                   (20,000,000)               -                -
   Change in other assets                                                     (312,423)         574,900          420,241
                                                                         -------------    -------------    -------------
             NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES           (72,819,489)     (18,178,590)     111,877,458
                                                                         -------------    -------------    -------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in deposits                                     (10,343,765)      41,368,210       24,447,179
   Net change in federal funds purchased and securities
     sold under agreements to repurchase                                   (43,321,061)      19,586,736      (46,285,160)
   Net change in other short-term borrowings                                 4,045,101         (903,128)       2,387,939
   Proceeds from issuing trust preferred securities                         20,000,000                -                -
   Proceeds from long-term borrowings                                        1,550,000        3,600,000       10,000,000
   Principal payments on long-term borrowings                               (5,424,200)               -      (10,000,000)
   Cash dividends                                                          (10,278,573)      (9,957,368)      (9,636,163)
                                                                         -------------    -------------    -------------
             NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES           (43,772,498)      53,694,450      (29,086,205)
                                                                         -------------    -------------    -------------
             NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS          (99,140,269)      52,763,828      101,939,484
CASH AND CASH EQUIVALENTS
   Beginning                                                               181,214,068      128,450,240       26,510,756
                                                                         -------------    -------------    -------------
   Ending                                                                $  82,073,799    $ 181,214,068    $ 128,450,240
                                                                         =============    =============    =============

                                   (Continued)

WEST BANCORPORATION, INC. AND SUBSIDIARIES

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                      2003             2002             2001
                                                      ----             ----             ----
SUPPLEMENTAL DISCLOSURES OF CASH
   FLOW INFORMATION
   Cash payments for:
       Interest                                  $  11,523,793    $  14,305,494    $  26,416,081
       Income taxes                                  9,747,183        9,198,986        8,393,795

See Notes to Consolidated Financial Statements.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and nature of business: West Bancorporation, Inc. (the Holding Company), is a holding company which has three wholly-owned subsidiaries, West Bank (the Bank), WB Capital Management Inc. (WB Capital) and West Bancorporation Capital Trust I which has formed in 2003 for the purpose of issuing trust preferred securities (referred to collectively as the Company). The Bank is state chartered and has its main office in West Des Moines, Iowa, with seven branches located in the Des Moines metropolitan area and two branches located in Iowa City. WB Capital was formed in 2003 and is an investment advisory firm with offices located in Clive and Cedar Rapids, Iowa.

Significant accounting policies:

     Accounting estimates and assumptions: The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expense for the reporting period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term is the allowance for loan losses.

     Consolidation policy: The consolidated financial statements include the accounts of the Holding Company and the subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

     Other comprehensive income: The Financial Accounting Standards Board (FASB) Statement No. 130 requires unrealized gains and losses on the Company's securities available for sale to be included in comprehensive income.

     Cash and cash equivalents: For the statement of cash flow purposes, the Company considers cash due from banks, federal funds sold and short term investments, including money market mutual funds, to be cash and cash equivalents.

     Securities: Securities available for sale are reported at fair value, with unrealized gains and losses reported as a separate component of accumulated other comprehensive income, net of deferred income taxes. Available for sale securities may be sold for general liquidity needs, response to market interest rate fluctuations, implementation of asset-liability management strategies, funding increased loan demand, changes in securities prepayment risk, or other similar factors. Realized gains and losses on sales are computed on a specific identification basis.

     Securities held to maturity consist of debt securities for which the Company has the positive intent and the ability to hold to maturity. They are stated at cost, net of premium amortization and discount accretion.

     Declines in the fair value of individual securities, classified as either held to maturity or available for sale below their amortized cost, that are determined to be other than temporary result in write-downs of the individual securities to their fair value with the resulting write-downs included in current earnings as realized losses.

     Loans held for sale: Loans held for sale are those loans held with the intent to sell in the foreseeable future. They are carried at the lower of aggregate cost or market value. Sales are made without recourse and any gain or loss is recognized at the settlement date.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Loans: Loans are stated at the principal amounts outstanding reduced by the allowance for loan losses, unearned discount, and unearned loan fees with interest income recognized on the interest method based upon those outstanding loan balances.

     A loan is impaired when it is probable the Bank will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

     Allowance for loan losses: The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb probable losses on existing loans, based on an evaluation of the collectibility of loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

     Premises and equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

     Trust assets: Assets held by the Bank in fiduciary or agency capacities are not included in the consolidated financial statements.

     Investment advisory assets under management: Assets managed by WB Capital are not included in the consolidated financial statements.

     Intangible assets: The price paid over the net fair value of the acquired businesses ("goodwill") is not amortized. Other intangible assets are amortized over their estimated useful lives, using straight-line and accelerated methods. The recoverability of goodwill and other intangible assets is evaluated annually, at a minimum, or on an interim basis if events or circumstances indicate a possible inability to realize the carrying amount.

     Bank-owned life insurance: The carrying amount of bank-owned life insurance consists of the initial premium paid plus increases in cash value less the carrying amount associated with any death benefit received. Death benefits paid in excess of the applicable carrying amount are recognized as income which is exempt from income taxes. During 2003, the Bank made two purchases of bank-owned life insurance with the initial premium totaling $20,000,000. During the fourth quarter of 2003 income from a death benefit claim totaled approximately $821,000. It was decided to contribute the tax-equivalent amount of the death benefit to a newly formed charitable foundation to benefit worthwhile charities for years to come. The amount of the contribution was $1,330,000.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Income taxes: The Company files a consolidated federal income tax return. Income tax expense is generally allocated as if the Holding Company and its subsidiaries file separate income tax returns. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the changes between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance, when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     Current accounting developments: In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS amends and clarifies accounting for derivative instruments and hedging activities under Statement 133. In addition, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component that warrants special reporting in the statement of cash flows. This Statement is effective for contracts entered into or modified after June 30, 2003. The Company adopted this Statement as it relates to the Company's loan commitments and it did not have a material impact on the Company's financial statements.

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150). SFAS 150 established standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or asset in some circumstances). The Company adopted SFAS 150 on July 1, 2003 and such adoption did not have a material effect on its financial position or results of operations.

     FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51, (FIN 46) establishes accounting guidance for consolidation of variable interest entities (VIE) that function to support the activities of the primary beneficiary. Prior to the implementation of FIN 46, VIEs were generally consolidated by an enterprise when the enterprise had a controlling financial interest through ownership of a majority of voting interest in the entity. The provisions of FIN 46 were effective immediately for all arrangements entered into after January 31, 2003. In December 2003, the FASB issued a revision to FIN 46 (FIN 46R) which clarified certain implementation issues and revised implementation dates for VIEs created before January 31, 2003. Under the new guidance, special effective date provisions apply to enterprises that have fully or partially applied FIN 46 prior to issuance of the revised Interpretation. Otherwise, application of FIN 46R (or FIN 46) is required in financial statements of public entities that have interests in special-purpose entities for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of VIEs is required in financial statements for periods ending after March 15, 2004.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The Company adopted FIN 46 in connection with its consolidated financial statements for the year ending December 31, 2003. An unintended consequence of this standard is requiring some companies to conclude deconsolidation is necessary for certain transactions involving the issuance of trust preferred securities. Based upon its interpretation of FIN 46, the Company continues to consolidate its wholly-owned subsidiary trust entity involved with the issuance of its trust preferred securities, but will deconsolidate for the quarter ending March 31, 2004. Such deconsolidation will have no effect on reported earnings or stockholders' equity. These securities qualify for treatment as Tier 1 capital for the Company. In July 2003, the Board of Governors of the Federal Reserve System issued a supervisory letter instructing bank holding companies to continue to include the trust preferred securities in Tier 1 capital for regulatory capital purposes until notice is given to the contrary. There can be no assurance that the Federal Reserve will continue to permit institutions to include trust preferred securities in Tier 1 capital for regulatory capital purposes. As of December 31, 2003, assuming the Company was not permitted to include the $20 million in trust preferred securities issued by the trust in its Tier 1 capital, the Company would still exceed the regulatory required minimums for capital adequacy purposes (see Note 12 of Notes to Consolidated Financial Statements). If the trust preferred securities were no longer permitted to be included in Tier 1 capital, the Company would also be permitted to redeem the capital securities without penalty.

     The interpretations of FIN 46 and its application to various transaction types and structures are evolving. Management continuously monitors emerging issues related to FIN 46, some of which could potentially impact the Company's financial statements.

     The Accounting Standards Executive Committee has issued Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. This Statement applies to all loans acquired in a transfer, including those acquired in the acquisition of a bank or a branch, and provides that such loans be accounted for at fair value with no allowance for loan losses, or other valuation allowance, permitted at the time of acquisition. The difference between cash flows expected at the acquisition date and the investment in the loan should be recognized as interest income over the life of the loan. If contractually required payments for principal and interest are less than expected cash flows, this amount should not be recognized as a yield adjustment, a loss accrual, or a valuation allowance. For the Company, this Statement is effective for calendar year 2005 and, early adoption, although permitted, is not planned. No significant impact is expected on the consolidated financial statements at the time of adoption.

     Reclassification: Certain items on the consolidated Statements of Income as of December 31, 2002 and 2001 were reclassified with no effect on net income, to be consistent with the classifications used in the December 31, 2003 statement.

     Earnings per share: Earnings per share represents income available to common shareholders divided by the weighted average number of shares outstanding during the period.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Presented below is the numerator and denominator used in the computations for earnings per common share for the years ended December 31: (The Company has no common equivalent shares that could cause dilution.)

                                          2003             2002             2001
                                          ----             ----             ----
Numerator, income available to
   common stockholders               $  17,282,628     $ 16,375,803    $   15,736,440
                                     =============     ============    ==============

Denominator, weighted-average
   shares outstanding                   16,060,271       16,060,271        16,060,271
                                     =============     ============    ==============

Basic earnings per common share      $        1.08     $       1.02    $         0.98
                                     =============     ============    ==============

NOTE 2. ACQUISITIONS

On July 18, 2003, the Company, through its wholly-owned bank subsidiary, West Bank, purchased the assets and assumed certain liabilities of Hawkeye State Bank in Iowa City, Iowa. In conjunction with this acquisition, the Company issued $20,000,000 in company obligated mandatorily redeemable preferred securities (commonly known as trust preferred securities) through a pooled transaction. Goodwill of $13,375,000 and a core deposit intangible of $1,680,000 were recorded as a result of the transaction. The core deposit intangible is being amortized over an estimated average life of approximately seven years.

On October 1, 2003, the Company, through a newly formed subsidiary, WB Capital Management Inc., purchased the assets and assumed certain liabilities of VMF Capital, L.L.C. The new company will do business as VMF Capital. The purchase price was paid for by a combination of cash and a note payable. The payment of the note is contingent upon maintaining a certain amount of assets under management, which is expected to occur. Additional payments are contingent based upon the attainment of certain profitability measures. The probability of attaining those profitability measures is not determinable. Goodwill of $1,144,000 and identifiable intangible assets of $824,000 were recorded with this transaction. The identifiable intangible assets are being amortized over estimated lives of 6 - 10 years.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The operations of Hawkeye State Bank and VMF Capital are included in the consolidated Statements of Income, Comprehensive Income and Cash Flows from the date of acquisition. The following table summarizes the estimated fair value of the assets acquired and the liabilities assumed, and the resulting cash impact of the transactions:

                                                       Hawkeye            VMF
                                                      State Bank     Capital, L.L.C.      Total
                                                      ----------     ---------------      -----
Assets and (liabilities) received in conjunction
  with the specified transactions:
  Cash                                              $  22,701,753     $          -    $  22,701,753
  Investment securities                                17,424,813                -       17,424,813
  Federal Home Loan Bank stock                          1,812,400                -        1,812,400
  Loans, net                                           83,725,241                -       83,725,241
  Premises and equipment                                2,156,244          203,885        2,360,129
  Goodwill                                             13,374,563        1,144,022       14,518,585
  Core deposit and other intangibles                    1,679,655          824,327        2,503,982
  Other assets                                          1,173,349           33,216        1,206,565
  Deposits                                           (102,319,278)               -     (102,319,278)
  Federal Home Loan Bank advances                     (38,614,630)               -      (38,614,630)
  Securities sold under agreements to repurchase       (1,345,065)               -       (1,345,065)
  Other liabilities                                      (362,300)         (34,460)        (396,760)
                                                    -------------     ------------    -------------
                                                        1,406,745        2,170,990        3,577,735
  Less cash acquired                                  (22,701,753)               -      (22,701,753)
                                                    -------------     ------------    -------------

     NET CASH (PROVIDED BY) USED IN
       TRANSACTIONS                                 $ (21,295,008)    $  2,170,990    $ (19,124,018)
                                                    =============     ============    =============

NOTE 3. SECURITIES

Securities available for sale are as follows as of December 31, 2003 and 2002:

                                                                             2003
                                                    ------------------------------------------------------------
                                                                      GROSS            GROSS
                                                       AMORTIZED    UNREALIZED      UNREALIZED         FAIR
                                                          COST        GAINS          (LOSSES)          VALUE
                                                          ----        -----          --------          -----
U.S. Government agencies and corporations           $  98,032,442  $ 1,038,983    $    (191,298)   $  98,880,127
State and political subdivisions                       11,384,712      373,553           (5,931)      11,752,334
Corporate notes and other investments                  67,119,191      638,896          (81,607)      67,676,480
                                                    -------------  -----------    -------------    -------------
                                                    $ 176,536,345  $ 2,051,432    $    (278,836)   $ 178,308,941
                                                    =============  ===========    =============    =============

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                       2002
                                            -----------------------------------------------------------
                                                              Gross            Gross
                                              Amortized    Unrealized       Unrealized         Fair
                                                Cost          Gains          (Losses)          Value
                                                ----          -----          --------          -----
U.S. Government agencies and corporations   $ 37,569,677   $  1,393,062    $          -    $ 38,962,739
State and political subdivisions               2,869,229        201,539             (81)      3,070,687
Corporate notes and other investments         28,759,967        119,729         (50,687)     28,829,009
                                            ------------   ------------    ------------    ------------
                                            $ 69,198,873   $  1,714,330    $    (50,768)   $ 70,862,435
                                            ============   ============    ============    ============

Securities held to maturity are as follows as of December 31, 2003 and 2002:

                                                                       2003
                                            -----------------------------------------------------------
                                                              GROSS           GROSS
                                             AMORTIZED      UNREALIZED      UNREALIZED         FAIR
                                               COST           GAINS          (LOSSES)         VALUE
                                               ----           -----          --------         -----

U.S. Government agencies and corporations   $ 39,192,519   $    925,543    $          -    $ 40,118,062
State and political subdivisions              36,894,510        874,988         (39,163)     37,730,335
Corporate notes and other investments         15,319,176        309,296               -      15,628,472
                                            ------------   ------------    ------------    ------------
                                            $ 91,406,205   $  2,109,827    $    (39,163)   $ 93,476,869
                                            ============   ============    ============    ============

                                                                       2002
                                            -----------------------------------------------------------
                                                              Gross            Gross
                                              Amortized    Unrealized       Unrealized         Fair
                                                Cost          Gains          (Losses)          Value
                                                ----          -----          --------          -----
U.S. Government agencies and corporations   $ 87,110,127   $  1,841,585    $        -     $  88,951,712
State and political subdivisions              32,753,419        778,279       (77,502)       33,454,196
Corporate notes and other investments         18,436,020        439,070       (13,795)       18,861,295
                                            ------------   ------------    ----------     -------------
                                            $138,299,566   $  3,058,934    $  (91,297)    $ 141,267,203
                                            ============   ============    ==========     =============

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table shows the gross fair value and gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position, at December 31, 2003.

                                                                                2003
                                            -------------------------------------------------------------------------------
                                                 LESS THAN 12 MONTHS        12 MONTHS OR LONGER              TOTAL
                                            ---------------------------    ----------------------  -------------------------
                                               FAIR         UNREALIZED       FAIR      UNREALIZED      FAIR       UNREALIZED
                                               VALUE         (LOSSES)        VALUE      (LOSSES)      VALUE        (LOSSES)
                                               -----         --------        -----      --------      -----        --------
U.S. Government agencies and
  corporations                              $ 22,817,468   $   (191,298)   $       -   $      -    $ 22,817,468   $ (191,298)
State and political
  subdivisions                                 8,814,323        (25,854)     903,389   (19,240)       9,717,712      (45,094)
Corporate notes and
  other investments                           10,284,607        (81,607)           -         -       10,284,607      (81,607)
                                            ------------   ------------    ---------   --------    ------------   ----------
                                            $ 41,916,398   $   (298,759)   $ 903,389   $(19,240)   $ 42,819,787   $ (317,999)
                                            ============   ============    =========   ========    ============   ==========

As of December 31, 2003, the investment portfolio included two municipal securities with a current unrealized loss which has existed for longer than one year. Both securities reside in the Bank's held to maturity portfolio and are obligations with Iowa communities considered to be acceptable credit risks. The carrying amount of these two securities is not considered permanently impaired as of December 31, 2003 due to the Bank's intent and ability to hold them until final maturity and the perceived credit-worthiness of the municipalities.

The amortized cost and fair value of securities available for sale as of December 31, 2003 and 2002, by contractual maturity are shown below:

                                                     2003                          2002
                                         ---------------------------   ---------------------------
                                          AMORTIZED        FAIR         Amortized         Fair
                                             COST          VALUE           Cost           Value
                                         ---------------------------   ---------------------------
Due in one year or less                  $ 49,040,785  $  49,290,174   $ 14,054,257   $ 14,157,955
Due after one year through five years      55,103,846     55,909,990     34,471,104     35,322,440
Due after five years through ten years     52,052,317     52,306,727     12,073,007     12,356,875
Due after ten years                        20,339,397     20,802,050      8,600,505      9,025,165
                                         ------------  -------------   ------------   ------------
                                         $176,536,345  $ 178,308,941   $ 69,198,873   $ 70,862,435
                                         ============  =============   ============   ============

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amortized cost and fair value of securities held to maturity as of December 31, 2003 and 2002, by contractual maturity are shown below:

                                                        2003                            2002
                                            ---------------------------    --------------------------
                                             AMORTIZED        FAIR           Amortized       Fair
                                               COST           VALUE            Cost          Value
                                            ---------------------------    --------------------------
Due in one year or less                     $ 22,048,507   $ 22,322,211    $ 12,495,500  $ 12,590,181
Due after one year through five years         43,660,928     44,597,553      85,755,067    87,545,720
Due after five years through ten years        9,042,035       9,252,782      21,551,996    21,823,387
Due after ten years                           16,654,735     17,304,323      18,497,003    19,307,915
                                            ------------   ------------    ------------  ------------
                                            $ 91,406,205   $ 93,476,869    $138,299,566  $141,267,203
                                            ============   ============    ============  ============

For the years ended December 31, 2003, 2002 and 2001, proceeds from sales of securities available for sale amounted to $23,310,427, $9,437,287 and $0, respectively. Security gains of $363,881, $115,939 and $0, were realized for the years ended December 31, 2003, 2002 and 2001, respectively. Security losses of $64,319, $0 and $0 were realized for the years ended December 31, 2003, 2002 and 2001, respectively.

Securities with an amortized cost of approximately $103,863,000 and $93,899,000 as of December 31, 2003 and 2002, respectively, were pledged as collateral on the treasury tax and loan option notes, securities sold under agreements to repurchase, federal funds purchased, FHLB notes payable, and for other purposes as required or permitted by law or regulation.

The components of other comprehensive income, unrealized gains (losses) on securities, net of tax for the years ended December 31, 2003, 2002 and 2001, are as follows:

                                                         2003         2002           2001
                                                         ----         ----           ----
Unrealized holding gains arising during the period   $  408,535    $  750,502    $ 3,333,292

Less reclassification adjustment for (gains)
  realized in net income                               (299,562)     (115,939)             -
                                                     ----------    ----------    -----------
     OTHER COMPREHENSIVE INCOME, NET
       UNREALIZED GAINS ON SECURITIES
       AVAILABLE FOR SALE BEFORE TAX
       (EXPENSE)                                        108,973       634,563      3,333,292

Tax (expense)                                           (40,846)     (241,097)    (1,266,652)
                                                     ----------    ----------    -----------
     OTHER COMPREHENSIVE INCOME, NET
       UNREALIZED GAINS ON SECURITIES
       AVAILABLE FOR SALE, NET OF TAX                $   68,127    $  393,466    $ 2,066,640
                                                     ==========    ==========    ===========

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. LOANS

Loans are as follows, as of December 31, 2003 and 2002:

                                              2003           2002
                                              ----           ----

Commercial                                $244,172,603   $235,985,080
Real estate:
Construction, land and land development     44,199,507     27,827,337
   1-4 family residential                   76,852,982     56,938,380
   Commercial                              204,673,438    143,560,219
Consumer and other loans                    30,166,472     24,263,262
                                          ------------   ------------
                                           600,065,002    488,574,278
                                          ------------   ------------

Allowance for loan losses                    5,975,587      4,493,583
Unearned discount and loan fees                709,595        121,367
                                          ------------   ------------
                                             6,685,182      4,614,950
                                          ------------   ------------
                                          $593,379,820   $483,959,328
                                          ============   ============

The loan portfolio includes approximately $324,207,000 and $269,896,000 of fixed rate loans and $275,858,000 and $218,678,000 of variable rate loans as of December 31, 2003 and 2002, respectively.

Loans of approximately $472,000 and $955,000 as of December 2003 and 2002, respectively, were pledged as collateral on the treasury tax and loan option notes and for other purposes as required or permitted by regulation.

Changes in the allowance for loan losses were as follows for the years ended December 31, 2003, 2002 and 2001:

                                                      2003           2002         2001
                                                      ----           ----         ----
Balance, at beginning of year                    $ 4,493,583    $ 4,239,990    $ 4,194,498
  Increase in allowance related to acquisition       911,000              -              -
  Provision for loan losses                          850,000        910,000      1,062,500
  Recoveries                                         205,057        537,902         66,316
  Charge-offs                                       (484,053)    (1,194,309)    (1,083,324)
                                                 -----------    -----------    -----------
Balance, at end of year                          $ 5,975,587    $ 4,493,583    $ 4,239,990
                                                 ===========    ===========    ===========


Impaired loans (nonaccrual loans) were approximately $1,668,000 and $1,354,000 as of December 31, 2003 and 2002, respectively. The total allowance for loan losses related to these loans was approximately $166,800 and $135,400 as of December 31, 2003 and 2002, respectively. The average recorded investment in impaired loans during 2003 and 2002 was approximately $1,255,000 and $1,355,000, respectively. Interest income foregone on impaired loans was approximately $102,000 during 2003 and $85,000 in 2002.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, executive officers, their immediate families, and affiliated companies in which they are principal stockholders (commonly referred to as related parties), all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties.

Loan transactions with related parties were as follows for the years ended December 31, 2003 and 2002:

                                                                               2003            2002
                                                                               ----            ----
Balance, beginning of year                                                $ 17,852,354    $ 15,287,428
  New loans                                                                 17,537,995      13,476,126
  Repayments                                                               (16,615,166)    (10,911,200)
  Reduction in reported amounts due to director retirements                   (811,208)              -
                                                                          ------------    ------------
Balance, end of year                                                      $ 17,963,975    $ 17,852,354
                                                                          ============    ============

NOTE 5. PREMISES AND EQUIPMENT

Premises and equipment are as follows as of December 31, 2003 and 2002:

                                                                               2003            2002
                                                                               ----            ----
Land                                                                      $  1,306,816    $     56,000
Building                                                                       949,976         195,793
Equipment                                                                    3,258,926       2,866,848
Leasehold improvements                                                         952,078         823,790
                                                                          ------------    ------------
                                                                             6,467,796       3,942,431
Accumulated depreciation                                                     2,784,776       2,547,782
                                                                          ------------    ------------
                                                                          $  3,683,020    $  1,394,649
                                                                          ============    ============

NOTE 6. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill is the excess of the cash paid over the net fair value of assets acquired and liabilities assumed in an acquisition, less the amount of identifiable intangible assets. Goodwill is not amortized, but is tested for impairment on an annual basis. The Company has determined that there is no impairment of goodwill.

Other intangible assets are those that can be separately identified and assigned a value. Other intangible assets are amortized over their estimated life using an appropriate amortization method. The Company is using the straight-line method to amortize the core deposit intangible and employment/non-compete contracts and accelerated methods to amortize the intangible assets associated with client lists. The value of the core deposit intangible was determined according to four major deposit categories; non-interest-bearing demand deposits, interest-bearing demand deposits, savings deposits and money market deposits. A separate estimated life was determined for each component.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Goodwill and other intangible assets primarily result from the acquisition of Hawkeye State Bank and VMF Capital, L.L.C. The composition of goodwill and other intangible assets is as follows:

                                                                        Employee/
                                            Core Deposit                Noncompete
                               Goodwill      Intangible   Client Base   Contracts          Total
                            -------------------------------------------------------------------------
Balance December 31, 2001   $            -  $     79,997  $         -  $          -   $        79,997
  Amortization - 2002                    -        32,267            -             -            32,267
                            -------------------------------------------------------------------------
Balance December 31, 2002                -        47,730            -             -            47,730
  Additions - 2003              14,518,585     1,679,655      499,082       325,245        17,022,567
  Amortization - 2003                    -       129,842       23,706        16,262           169,810
                            -------------------------------------------------------------------------
BALANCE DECEMBER 31, 2003   $   14,518,585  $  1,597,543  $   475,376  $    308,983   $    16,900,487
                            =========================================================================

The future scheduled amortization as of December 31, 2003 is as follows:

                                              Employee/
             Core Deposit                    Noncompete
              Intangible      Client Base     Contracts       Total
             ---------------------------------------------------------
2004         $    216,726     $    71,306    $    53,736    $  341,768
2005              216,726          68,692         53,736       339,154
2006              216,726          65,399         53,736       335,861
2007              216,726          61,083         53,736       331,545
2008              237,608          55,423         53,736       346,767
Thereafter        493,031         153,473         40,303       686,807
             ---------------------------------------------------------
             $  1,597,543     $   475,376    $   308,983    $2,381,902
             =========================================================

NOTE 7. DEPOSITS

At December 31, 2003, the scheduled maturities of time deposits are as follows:

2004                  $  95,570,599
2005                     18,448,129
2006                      9,471,067
2007                      3,558,553
2008 and thereafter       2,893,853
                      -------------
                      $ 129,942,201
                      =============

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. SHORT-TERM BORROWINGS

Short-term borrowings as of December 31, 2003, and the related interest expense for the year 2003 consisted of Treasury, Tax, and Loan option notes and an FHLB overnight advance. Short-term borrowings as of December 31, 2002, and the related interest expense for the years 2002 and 2001 consisted of Treasury, Tax and Loan option notes. The notes are collateralized by certain loans and investment securities.

NOTE 9. TRUST PREFERRED SECURITIES

On July 18, 2003, the Company obtained $20,000,000 in trust preferred securities from its participation in the issuance of a pooled trust preferred security. The security has a 30 year maturity, does not require any principal amortization and is callable in seven years at par at the issuer's option. The interest rate is fixed for seven years at 6.975% and then becomes variable based on the three month LIBOR rate plus 3.05 percent. Interest is payable quarterly. Holders of the Trust Preferred Securities have no voting rights, are unsecured, and rank junior in priority to all of the Company's indebtedness and senior to the Company's common stock.

NOTE 10. LONG-TERM BORROWINGS

At December 31, 2003, long-term borrowings consist of the following Federal Home Loan Bank (FHLB) advances and a note payable to VMF Capital, L.L.C.:

                                                        Interest
                                          Amount          Rate     Maturity
                                     --------------------------------------------
FHLB advances                        $     13,905,454     1.19%      2004
                                              900,000     4.06       2005
                                                   -        -        2006
                                            3,056,170     3.32       2007
                                           33,481,155     4.88       2008     (a)
                                            2,004,567     4.15       2009
                                           25,463,747     5.48       2010     (a)
                                            5,663,222     3.46       2011
                                     ----------------
        TOTAL FHLB ADVANCES                84,474,315
                                     ----------------
Note payable, VMF Capital, L.L.C.              50,000       - %      2005
                                              500,000     6.00       2005
                                              500,000     6.00       2006
                                              500,000     6.00       2007
                                     ----------------
        TOTAL NOTE PAYABLE,
          VMF CAPITAL, L.L.C.               1,550,000
                                     ----------------
        TOTAL LONG-TERM BORROWINGS   $     86,024,315
                                     ================

(a) These advances are callable on a quarterly basis.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The FHLB advances are collateralized by FHLB stock, investment securities, and real estate loans as required by the FHLB's collateral policy. Certain advances listed above were assumed in the Hawkeye State Bank transaction. Balances shown and the indicated interest rate reflect purchase accounting adjustments.

The three $500,000 installments payable to VMF Capital, L.L.C. are due and payable only if the amount of assets under the management of WB Capital Management Inc. on the last day of the calendar year immediately preceding the due date of the installment payments equal or exceed assets under management as of October 1, 2003.

In the second quarter of 2003, the Company obtained a $5 million unsecured line of credit through a large regional correspondent bank. The interest rate is variable and tied to LIBOR. The line was not used during 2003.

At December 31, 2003, the Bank had arrangements to borrow $80 million in unsecured federal funds lines of credit at correspondent banks which are available under the correspondent bank's normal terms. Two of these lines expire at various times through December 2004. The others have no stated expiration date. There were no amounts outstanding under these arrangements at December 31, 2003.

NOTE 11. INCOME TAXES

The components of income tax expense are as follows for the years ended December 31, 2003, 2002 and 2001:

                2003             2002             2001
            -----------------------------------------------
Current:
  Federal   $   7,757,894   $    7,820,938   $    7,603,709
  State         1,307,694        1,297,300        1,239,273
Deferred         (265,517)         (20,179)        (145,943)
            -----------------------------------------------
            $   8,800,071   $    9,098,059   $    8,697,039
            ===============================================

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Total income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 35% to income before income taxes as a result of the following:

                                                      Years Ended December 31,
                               ---------------------------------------------------------------------------
                                         2003                      2002                      2001
                               -----------------------   -----------------------   -----------------------
                                              PERCENT                   Percent                   Percent
                                             OF PRETAX                 of Pretax                 of Pretax
                                 AMOUNT       INCOME       Amount       Income       Amount       Income
                               ---------------------------------------------------------------------------
Computed "expected" tax
  expense                      $ 9,128,944     35.0%     $ 8,915,852     35.0%     $ 8,551,719     35.0%
State income tax, net of
  federal income tax benefit       825,336      3.2          843,245      3.3          796,055      3.3
Tax-exempt interest income        (698,784)    (2.7)        (746,284)    (2.9)        (784,765)    (3.2)
Nondeductible interest
  expense to own
  tax-exempts                       53,921      0.2           66,678      0.3          121,249      0.5
Tax-exempt life insurance
  proceeds and increase
  in cash value                   (520,814)    (2.0)               -        -                -        -
Other, net                          11,468        -           18,568        -           12,781        -
                               ---------------------------------------------------------------------------
                               $ 8,800,071     33.7%     $ 9,098,059     35.7%     $ 8,697,039     35.6%
                               ===========================================================================

Net deferred tax assets consist of approximately the following as of December 31, 2003 and 2002:

                                                             2003           2002
                                                         ----------------------------
Deferred tax assets:
  Allowance for loan losses                              $  2,270,723   $   1,707,562
  Purchase accounting on borrowings                           887,501               -
  State net operating loss carryforward                        83,700          53,300
  Other                                                        60,447          64,579
                                                         ----------------------------
                                                            3,302,371       1,825,441
                                                         ----------------------------
Deferred income tax liabilities:
  Deferred loan fees                                          206,667         287,783
  Net unrealized gain on securities available for sale        673,022         632,177
  Intangibles                                               1,173,750               -
  Other                                                       327,615         239,237
                                                         ----------------------------
                                                            2,381,054       1,159,197
                                                         ----------------------------
Net deferred tax asset before valuation allowance             921,317         666,244
Valuation allowance for deferred tax asset                    (83,700)        (53,300)
                                                         ----------------------------
        NET DEFERRED TAX ASSET                           $    837,617   $     612,944
                                                         ============================

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has approximately $1,395,000 of operating loss carryforwards available to the Holding Company and WB Capital to offset future state taxable income. The Company has recorded a valuation allowance against the tax effect of those net operating loss carryforwards as management believes it is more likely than not that such carryforwards will expire without being utilized. The state operating loss carryforwards expire as follows:

Year expiring:
  2004                  $    209,000
  2005                        84,000
  2006                        42,000
  2007                        12,000
  2008 and thereafter      1,048,000
                        ------------
                        $  1,395,000
                        ============

NOTE 12. REGULATORY CAPITAL REQUIREMENTS

The Company and Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes as of December 31, 2003, the Company and Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2003, the most recent notification from regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios similar to those set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Holding Company's capital amounts and ratios are as follows:

                                                                                  To Be Well
                                                                              Capitalized Under
                                                          For Capital         Prompt Corrective
                                   Actual              Adequacy Purposes      Action Provisions
                             --------------------------------------------------------------------
                                 Amount       Ratio      Amount      Ratio      Amount      Ratio
                             --------------------------------------------------------------------
AS OF DECEMBER 31, 2003:
  TOTAL CAPITAL (TO RISK-
    WEIGHTED ASSETS)         $  100,868,000    13.1%  $ 61,713,000     8.0%  $ 77,142,000    10.0%
  TIER I CAPITAL (TO RISK-
    WEIGHTED ASSETS)             94,893,000    12.3     30,857,000     4.0     46,285,000     6.0
  TIER I CAPITAL (TO
    AVERAGE ASSETS)              94,893,000     9.6     39,725,000     4.0     49,656,000     5.0

As of December 31, 2002:
  Total Capital (to Risk-
    Weighted Assets)         $   89,239,000    13.8%  $ 51,681,000     8.0%  $ 64,601,000    10.0%
  Tier I Capital (to Risk-
    Weighted Assets)             84,745,000    13.1     25,840,000     4.0     38,760,000     6.0
  Tier I Capital (to
    Average Assets)              84,745,000     9.7     35,119,000     4.0     43,898,000     5.0

The Bank is restricted as to the amount of dividends which may be paid to the Company without prior regulatory approval. The Bank may not pay dividends that would result in its capital levels being reduced below the minimum requirements. As of December 31, 2003, the Bank had approximately $7 million of retained earnings available for dividends.

NOTE 13. COMMITMENTS AND CONTINGENCIES AND RELATED-PARTY LEASES

The Company leases real estate under several noncancelable operating lease agreements. Rent expense was approximately $773,000, $726,000 and $666,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

The Company leases certain real estate from two directors of the Company. Terms of two noncancelable operating leases were consummated prior to one of the directors being named by the Company in 1996. Terms of another noncancelable operating lease were consummated on terms deemed to be at arm's-length. Rent expense to the related parties was approximately $187,000, $183,000 and $183,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The approximate total minimum rental commitments as of December 31, 2003, are as follows:

             Related Party       Total
             -----------------------------
2004         $     127,000   $     760,000
2005                59,000         684,000
2006                59,000         649,000
2007                59,000         343,000
2008                59,000         198,000
Thereafter         577,000       1,741,000
             -----------------------------
             $     940,000   $   4,375,000
             =============================

Required reserve balances: The Bank is required to maintain an average reserve balance with the Federal Reserve Bank. Required reserve balances were approximately $1,948,000 and $1,073,000 as of December 31, 2003 and 2002,
respectively.

Financial instruments with off-balance-sheet risk: The Company is party to financial instruments with off-balancesheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as they do for on balance sheet instruments. The Company's commitments as of December 31, 2003 and 2002 are approximately as follows:

                                    2003               2002
                               ----------------------------------
Commitments to extend credit   $   166,945,000   $    136,424,000
Standby letters of credit           19,974,000         15,804,000
                               ----------------------------------
                               $   186,919,000   $    152,228,000
                               ==================================

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate, and income-producing commercial properties.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown in the summary above. If the commitment is funded, the Bank would be entitled to seek recovery from the customer. At December 31, 2003 and 2002 no amounts have been recorded as liabilities for the Bank's potential obligations under these guarantees.

Concentrations of credit risk: Substantially all of the Company's loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Company's market area (a 50-mile radius of the greater Des Moines, Iowa, metropolitan area and a 30-mile radius of the Iowa City, Iowa, metropolitan area). Securities issued by state and political subdivisions involve governmental entities within the state of Iowa. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers.

Contingencies: In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

NOTE 14. PROFIT SHARING PLAN

The Company sponsors a profit sharing plan covering substantially all of its employees. The plan provides for contributions the Board of Directors determines annually. Profit sharing expense for the years ended December 31, 2003, 2002, and 2001, was approximately $323,000, $252,000 and $224,000, respectively.

The profit sharing plan also has a 401(k) feature. The plan allows eligible employees to defer a portion of their compensation ranging from 1% to 12%. The Company is required to match a portion of the employees' contribution. The Company's match is 100% of the first 2% of employee deferral and 50% of the next 2% of employee deferral. Expense for the years ended December 31, 2003, 2002 and 2001 was approximately $133,000, $104,000 and $98,000, respectively.

NOTE 15. ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, are not necessarily indicative of the amounts that the Company could realize in a current market exchange. SFAS No. 107 excludes all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

   Cash and due from banks: The carrying amount approximates fair value.

   Federal funds sold and other short-term investments: The carrying amount approximates fair value.

   Securities: Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable financial instruments.

   Federal Home Loan Bank stock: The fair value of this untraded stock is estimated at its carrying value and redemption price of $100 per share.

   Loans: Fair values of loans are estimated using discounted cash flow analysis based on interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

   Deposits: The carrying amounts for demand and savings deposits, which represents the amount payable on demand, approximates their fair values. Fair values for fixed-rate and variable-rate certificates of deposit are estimated using discounted cash flow analysis based on interest rates currently being offered on certificates with similar terms.

   Accrued interest receivable and payable: The fair values of both accrued interest receivable and payable approximate their carrying amounts.

   Federal funds purchased and securities sold under agreements to repurchase and other borrowings: The carrying amount of federal funds purchased and securities sold under agreements to repurchase and certain other borrowings approximate their fair values. Fair values of FHLB term borrowings and trust preferred securities are estimated using discounted cash flow analysis based on interest rates currently being offered with similar terms.

   Commitments to extend credit and standby letters of credit: The approximate fair values of commitments and standby letters of credit are considered equal to their notional values, based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and credit worthiness of the counterparties.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The approximate carrying amounts and fair values are as follows as of December 31, 2003 and 2002:

                                                            2003                                 2002
                                             ----------------------------------   ----------------------------------
                                                 CARRYING         APPROXIMATE         Carrying         Approximate
                                                  AMOUNT          FAIR VALUE           Amount          Fair Value
                                             ----------------------------------   ----------------------------------
Financial assets:
  Cash and due from banks                    $     27,787,000   $    27,787,000   $     23,022,000   $    23,022,000
  Federal funds sold and other short-term
    investments                                    54,287,000        54,287,000        158,192,000       158,192,000
  Securities available for sale                   178,309,000       178,309,000         70,862,000        70,862,000
  Securities held to maturity                      91,406,000        93,477,000        138,300,000       141,267,000
  Federal Home Loan Bank stock                      5,198,000         5,198,000          3,130,000         3,130,000
  Loans, net                                      593,380,000       601,568,000        483,959,000       495,736,000
  Accrued interest receivables                      5,879,000         5,879,000          5,204,000         5,204,000
Financial liabilities:
  Deposits                                        705,074,000       706,256,000        613,098,000       614,848,000
  Federal funds purchased and
    securities sold under agreements
    to repurchase                                  85,443,000        85,443,000        127,419,000       127,419,000
  Other short-term borrowings                       9,142,000         9,142,000          5,097,000         5,097,000
  Accrued interest payable                            616,000           616,000          1,004,000         1,004,000
  Trust preferred securities                       20,000,000        19,929,000                  -                 -
  Long-term borrowings                             86,024,000        88,993,000         51,600,000        56,572,000
  Off-balance-sheet financial instruments:
    Commitments to extend credit                            -                 -                  -                 -
    Standby letters of credit                               -                 -                  -                 -

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. WEST BANCORPORATION, INC. (PARENT COMPANY ONLY) CONDENSED FINANCIAL STATEMENTS

                                 BALANCE SHEETS
                           DECEMBER 31, 2003 AND 2002

                   ASSETS                              2003              2002
-----------------------------------------------------------------------------------
Cash                                             $     4,308,070   $        489,542
Investment in common stock, available for sale           189,750                  -
Investment in West Bank                               86,796,310         85,326,906
Investment in WB Capital Management Inc.               1,418,384                  -
Intercompany debentures from West Bank                20,000,000                  -
Other assets                                             420,177             22,464
                                                 ----------------------------------
        TOTAL ASSETS                             $   113,132,691   $     85,838,912
                                                 ==================================
LIABILITIES AND EQUITY

LIABILITIES

  Accrued expenses and other liabilities         $       236,347   $         14,750
  Trust preferred securities                          20,000,000                  -
                                                 ----------------------------------
                                                      20,236,347             14,750
                                                 ----------------------------------
EQUITY
  Common stock                                         3,000,000          3,000,000
  Additional paid-in capital                          32,000,000         32,000,000
  Retained earnings                                   56,796,771         49,792,716
  Accumulated other comprehensive income               1,099,573          1,031,446
                                                 ----------------------------------
        TOTAL EQUITY                                  92,896,344         85,824,162
                                                 ----------------------------------
        TOTAL LIABILITIES AND EQUITY             $   113,132,691   $     85,838,912
                                                 ==================================

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                 2003               2002               2001
                                            -----------------------------------------------------
Operating income:
  Equity in net income of West Bank         $    17,782,998   $     16,516,279   $     15,753,812
  Equity in net (loss) of WB Capital
    Management Inc.                                 (81,616)                 -                  -
  Interest and dividend income                      433,637              1,269              1,806
  Gain on sale of investment securities             160,277                  -                  -
                                            -----------------------------------------------------
                                                 18,295,296         16,517,548         15,755,618
                                            -----------------------------------------------------
Operating expenses:
  Interest on trust preferred securities            649,280                  -                  -
  Salaries and employee benefits                    409,668                  -             15,537
  Other                                             178,899            217,386             12,997
                                            -----------------------------------------------------
                                                  1,237,847            217,386             28,534
                                            -----------------------------------------------------

        INCOME BEFORE INCOME TAXES               17,057,449         16,300,162         15,727,084

Income tax (credits)                               (225,179)           (75,641)            (9,356)
                                            -----------------------------------------------------
        NET INCOME                          $    17,282,628   $     16,375,803   $     15,736,440
                                            =====================================================

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                                  2003              2002              2001
                                                            ----------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                $      17,282,628  $    16,375,803   $    15,736,440
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Equity in net income of West Bank                             (17,782,998)     (16,516,279)      (15,753,812)
    Equity in net loss of WB Capital Management Inc.                   81,616                -                 -
    Dividends received from West Bank                              16,369,500       10,515,551         9,636,163
    Gains from sale of securities available for sale                 (160,277)               -                 -
    Amortization                                                        6,030                -                 -
    Deferred income taxes                                              (2,355)               -                 -
    Changes in assets and liabilities:
      Increase in other assets                                       (403,743)         (13,092)           (6,238)
      Increase in accrued expenses and other liabilities              217,373           14,750                 -
                                                            ----------------------------------------------------
        NET CASH PROVIDED BY OPERATING ACTIVITIES                  15,607,774       10,376,733         9,612,553
                                                            ----------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sales of securities available for sale                491,977                -                 -
  Purchases of securities available for sale                         (502,650)               -                 -
  Capitalization of WB Capital Management Inc.                     (1,500,000)               -                 -
  Issuance of debentures to subsidiary                            (20,000,000)               -                 -
                                                            ----------------------------------------------------
        NET CASH (USED IN) INVESTING ACTIVITIES                   (21,510,673)               -                 -
                                                            ----------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of trust preferred securities             20,000,000                -                 -
  Dividends paid                                                  (10,278,573)      (9,957,368)       (9,636,163)
                                                            ----------------------------------------------------
        NET CASH PROVIDED BY (USED IN)
          FINANCING ACTIVITIES                                      9,721,427       (9,957,368)       (9,636,163)
                                                            ----------------------------------------------------

        NET INCREASE (DECREASE) IN CASH                             3,818,528          419,365           (23,610)

CASH
  Beginning                                                           489,542           70,177            93,787
                                                            ----------------------------------------------------
  Ending                                                    $       4,308,070  $       489,542   $        70,177
                                                            ====================================================

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               2003
                                      -------------------------------------------------------
        THREE MONTHS ENDED             MARCH 31       JUNE 30      SEPTEMBER 30   DECEMBER 31
---------------------------------------------------------------------------------------------
Interest income                       $   10,374    $    10,340    $     11,325   $    11,422
Interest expense                           2,716          2,664           2,817         2,942
                                      -------------------------------------------------------
        NET INTEREST INCOME                7,658          7,676           8,508         8,480
Provision for loan losses                    200            175             250           225
                                      -------------------------------------------------------
        NET INTEREST INCOME AFTER
          PROVISION FOR LOAN LOSSES        7,458          7,501           8,258         8,255
Noninterest income                         1,704          1,939           2,157         3,505
Noninterest expense                        2,906          2,878           3,393         5,517
                                      -------------------------------------------------------
        INCOME BEFORE INCOME TAXES         6,256          6,562           7,022         6,243
Income taxes                               2,205          2,311           2,458         1,826
                                      -------------------------------------------------------
        NET INCOME                    $    4,051    $     4,251    $      4,564   $     4,417
                                      =======================================================
Net income per common share - basic   $     0.25    $      0.26    $       0.28   $      0.28
                                      =======================================================

                                                               2002
                                      -------------------------------------------------------
Three months ended                     March 31       June 30      September 30   December 31
---------------------------------------------------------------------------------------------
Interest income                       $   11,030    $    11,264    $     11,119   $    11,227
Interest expense                           3,609          3,481           3,398         3,162
                                      -------------------------------------------------------
        NET INTEREST INCOME                7,421          7,783           7,721         8,065
Provision for loan losses                    230            230             250           200
                                      -------------------------------------------------------
        NET INTEREST INCOME AFTER
          PROVISION FOR LOAN LOSSES        7,191          7,553           7,471         7,865
Noninterest income                         1,486          1,575           1,812         1,741
Noninterest expense                        2,774          2,902           2,794         2,750
                                      -------------------------------------------------------
        INCOME BEFORE INCOME TAXES         5,903          6,226           6,489         6,856
Income taxes                               2,084          2,217           2,319         2,478
                                      -------------------------------------------------------
        NET INCOME                    $    3,819    $     4,009    $      4,170   $     4,378
                                      =======================================================
Net income per common share - basic   $     0.24    $      0.25    $       0.26   $      0.27
                                      =======================================================

STOCK INFORMATION

West Bancorporation, Inc. common stock is traded on the Nasdaq National Market and quotations are furnished by the Nasdaq System. There were 337 common stockholders of record on December 31, 2003, and an estimated 600 additional beneficial holders whose stock was held in street name by brokerage houses.

MARKET AND DIVIDEND INFORMATION     High         Low      Dividends
                                  ---------   ---------   ----------
2003
1st quarter                       $   17.54   $   14.35   $     0.16
2nd quarter                           19.61       15.77         0.16
3rd quarter                           18.82       16.56         0.16
4th quarter                           18.54       17.05         0.16
                                                          ----------
                                                          $     0.64
                                                          ==========
2002
1st quarter                       $   14.00   $   11.50   $     0.15
2nd quarter                           18.00       13.15         0.15
3rd quarter                           16.50       14.38         0.16
4th quarter                           15.63       14.40         0.16
                                                          ----------
                                                          $     0.62
                                                          ==========

The prices shown above are the high and low sale prices for the Company's common stock. The market quotations, reported by Nasdaq, do not include retail markup, markdown or commissions.

NASDAQ SYMBOL: WTBA                              MARKET MAKERS
Wall Street Journal and                          Citgroup Global Markets
Other Newspapers: WestBcp                        Goldman, Sachs & Co.
                                                 Hill, Thompson, Magid & Co.
TRANSFER AGENT/DIVIDEND PAYING AGENT             Howe Barnes Investments, Inc.
Illinois Stock Transfer Company                  Keefe, Bruyette & Woods, Inc.
209 West Jackson Boulevard, Suite 903            Knight Equity Markets, L.P.
Chicago, Illinois 60606-6905                     Sandler O'Neill & Partners
800-757-5755                                     Schwab Global Markets
www.illinoisstocktransfer.com                    Wachovia Securities

FORM 10-K

Copies of the Company's annual report to the Securities and Exchange Commission on Form 10-K will be mailed when available without charge to shareholders upon written request. Such written request should be directed to, Chief Financial Officer, West Bancorporation, Inc., 1601 22nd Street, West Des Moines, Iowa 50266. It will also be available on the Securities and Exchange Commission's website at http://www.sec.gov/edgar/searchedgar/webusers.htm and through a link on the Company's investor relations web page at www.westbankiowa.com.

                           [WEST BANCORPORATION LOGO]

                           West Bancorporation, Inc.

                 PLEASE COMPLETE BOTH SIDES OF THE PROXY CARD,
                  DETACH AND RETURN IN THE ENCLOSED ENVELOPE.

                             DETACH PROXY CARD HERE

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED (I) FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1; AND (II) IN THE DISCRETION OF THE NAMED PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


Dated                                         , 2004
       -------------------------------------

----------------------------------------------------

----------------------------------------------------
                 (PLEASE SIGN HERE)


Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as administrator, attorney, executor, guardian or trustee, please give full title as such. If a corporation, authorized officer please sign full corporate name and indicate office held.


                        DETACH ATTENDANCE CARD HERE AND
                              MAIL WITH PROXY CARD

                           West Bancorporation, Inc.

If you plan to personally attend the Annual Meeting of Shareholders, please check the box below and list names of attendees on reverse side.

Return this stub in the enclosed envelope with your completed proxy card.


I do plan to attend the 2004 meeting [ ]

                           NAMES OF PERSONS ATTENDING

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

WEST BANCORPORATION, INC. WEST DES MOINES, IOWA                            PROXY


PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON APRIL 15, 2004


The undersigned hereby appoints Thomas E. Stanberry and David R. Milligan, or either of them, the undersigned's attorneys and proxies, with full power of substitution, to vote all shares of Common Stock of West Bancorporation, Inc. which the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Shareholders of said corporation to be held in the conference room at the headquarters of the Iowa Independent Bankers, located at 1603 22nd Street, Suite 202, West Des Moines, Iowa, on Thursday, April 15, 2004 at 4:30 p.m., Central Time, and at any and all adjournments thereof.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

1. Election of Directors:    01 Frank W. Berlin     04 Orville E. Crowley  07 Thomas E. Stanberry
                             02 Steven G. Chapman   05 David R. Milligan   08 Jack G. Wahlig
                             03 Michael A. Coppola  06 Robert G. Pulver    09 Connie Wimer


[ ] Vote FOR all nominees listed above       [ ] Vote WITHHELD from all nominees
(except as marked to the contrary below)

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR
ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF
THE NOMINEE(S) IN THE SPACE PROVIDED TO THE RIGHT.)
                                                   -----------------------------


2. In accordance with their discretion, upon all other matters that may properly come before said meeting and any adjournments or postponements thereof.


                           (Continued and to be signed and dated, on other side)